Exhibit 10.1

OPERATING AGREEMENT

BY AND BETWEEN

EBAY INC.,

EBAY INTERNATIONAL AG,

PAYPAL HOLDINGS, INC.,

PAYPAL, INC.,

PAYPAL PTE, LTD.

AND

PAYPAL PAYMENTS PTE. HOLDINGS S.C.S.

DATED AS OF JULY 17, 2015

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6.4	Aggregate Quarterly Fees	22
6.5	Descriptions of PayPal on eBay Covered Properties	23
6.6	Integration of New PayPal Products	23

ARTICLE VII FEES AND PAYMENT		23

7.1	Payment Terms	23
7.2	Taxes	24

ARTICLE VIII COMPLIANCE WITH LAW; AUDITS		25

8.1	Compliance with Law; Books and Records	25
8.2	Audits	26
8.3	Audit Responses	27

ARTICLE IX CONFIDENTIALITY; USER DATA		27

9.1	Confidential Information	27
9.2	Additional Confidentiality Provisions	28
9.3	Competitive or Similar Materials	28
9.4	User Data	28
9.5	Privacy Policy	29

ARTICLE X TERM AND TERMINATION		29

10.1	Term	29
10.2	Termination by eBay or PayPal	29
10.3	Replacement Services	30
10.4	Effect of Termination	30
10.5	Termination Assistance Services	30
10.6	Survival	30

ARTICLE XI REPRESENTATIONS AND WARRANTIES		31

11.1	Representations and Warranties by the Parties	31
11.2	Representations and Warranties by PayPal	31
11.3	Representations and Warranties by eBay	31
11.4	Disclaimer of Warranty	31

ARTICLE XII INDEMNIFICATION		32

12.1	PayPal’s Indemnification of eBay	32
12.2	eBay’s Indemnification of PayPal	32
12.3	Indemnification Procedures	32
12.4	Infringement Claims	32
12.5	Exclusion of Other Indemnification Remedies	33

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ARTICLE XIII LIMITATION OF LIABILITY		34

13.1	Limitation of Liability	34

ARTICLE XIV MERCHANT OF RECORD; NON-COMPETE		34

14.1	Merchant of Record	34
14.2	eBay Non-Compete	35
14.3	PayPal Non-Compete	35
14.4	Exceptions to Non-Compete	35

ARTICLE XV GOVERNANCE		36

15.1	Designated Operational Representatives	36
15.2	Quarterly Reviews	37
15.3	Internal Audits; Security Review	37
15.4	Operational Review	37

ARTICLE XVI DISPUTE RESOLUTION		38

16.1	Good Faith Negotiation	38
16.2	Dispute Resolution Process	38
16.3	Litigation and Unilateral Commencement of Arbitration	38
16.4	Conduct During Dispute Resolution Process	39

ARTICLE XVII MISCELLANEOUS		39

17.1	Mutual Cooperation	39
17.2	Further Assurances	39
17.3	Relationship	39
17.4	No Third-Party Beneficiaries	39
17.5	Amendment	39
17.6	Compliance with Law	40
17.7	Assignability	40
17.8	Incorporation by Reference	40

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SCHEDULES

Schedule 1.1	Additional Jurisdictions
Schedule 1.2	Buyer-Only Jurisdictions
Schedule 1.3	eBay Covered Properties
Schedule 1.4	eBay Excluded Properties
Schedule 1.5	Excluded Jurisdictions
Schedule 3.1	Comparability
Schedule 5.1	Data Sharing Addendum

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OPERATING AGREEMENT

This OPERATING AGREEMENT, dated as of July 17, 2015 (this “Agreement”), is made and entered into by and between PayPal Holdings, Inc., a Delaware corporation, PayPal, Inc., a Delaware corporation, PayPal Pte Ltd., a company organized under the laws of Singapore, and PayPal Payments Pte Holdings, S.C.S., a company organized under the laws of Luxembourg, on the one hand (collectively, “PayPal”), and eBay Inc., a Delaware corporation, and eBay International AG, a company organized under the laws of Switzerland, on the other hand (collectively, “eBay”). PayPal and eBay are sometimes referred to herein individually as a “Party” and collectively as the “Parties”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

WHEREAS, the board of directors of eBay has determined that it is appropriate and advisable to separate the PayPal Business from the eBay Business;

WHEREAS, in order to effectuate the foregoing, eBay Inc. and PayPal Holdings, Inc. have entered into a Separation and Distribution Agreement, dated as of June 26, 2015 (the “Separation and Distribution Agreement”), which provides for, among other things, the contribution from eBay to PayPal of certain assets, the assumption by PayPal of certain Liabilities from eBay, the distribution by eBay of PayPal common stock to eBay stockholders, and the execution and delivery of certain agreements in order to facilitate and provide for the foregoing, in each case subject to the terms and conditions set forth therein;

WHEREAS, PayPal currently provides certain Services to eBay and its customers;

WHEREAS, the Parties desire for PayPal to continue to provide such Services to eBay and its customers following the Distribution and for eBay to encourage its customers to use the Services following the Distribution; and

WHEREAS, the Parties have agreed to cooperate in fulfilling the purposes of this Agreement and to create a mutually beneficial strategic partnership.

NOW, THEREFORE, in consideration of the premises, the mutual covenants, agreements and respective representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

For the purposes of this Agreement, the following capitalized terms will have the meanings ascribed to them below. All other capitalized terms not otherwise defined in this Agreement have the meaning ascribed to them in the Separation and Distribution Agreement.

“2014 Measurement Rate” shall have the meaning set forth in Section 6.3(e).

“Account Nationality” means the country in which an eBay Merchant or eBay User is resident according to information given by the eBay Merchant or eBay User in registering for such eBay Merchant’s or eBay User’s eBay account.

“Acquired Property” means a Property acquired by eBay after the Effective Time, by way of merger, acquisition, stock purchase or similar transaction, or by acquiring all or substantially all of the assets of an entity or business line, including an e-commerce storefront or marketplace, such that such Acquired Property becomes an eBay Property.

“Action” shall have the meaning set forth in the Separation and Distribution Agreement.

“Activated New User” means, for any period, a PayPal User that had not sent or received any payments utilizing PayPal’s payments network prior to the beginning of the period and that successfully sent or received at least one payment through PayPal’s payment networks during such period: (a) on an eBay Covered Property; or (b) on a Property that is not an eBay Covered Property if such PayPal User was referred by eBay to PayPal through an eBay Covered Property or other trackable referral from eBay. A referral is “trackable” if eBay and/or PayPal is able to determine (using a methodology to be mutually agreed upon by the Parties) whether the PayPal User’s PayPal account was opened as a result of such referral.

“Activated New Users Adjustment Amount” shall have the meaning set forth in Section 6.1(b).

“Additional Jurisdiction Property” shall have the meaning set forth in Section 2.3(b).

“Additional Jurisdictions” means the jurisdictions listed on Schedule 1.1.

“Affiliate” shall have the meaning set forth in the Separation and Distribution Agreement.

“Aggregate Quarterly Fee” shall have the meaning set forth in Section 6.4.

“Agreement” shall have the meaning set forth in the preamble.

“Ancillary Agreement” shall have the meaning set forth in the Separation and Distribution Agreement.

“API” means an application programming interface.

“Audit” shall have the meaning set forth in Section 15.3(a).

“Audit Committees” shall have the meaning set forth in Section 15.3(a).

“Audited Party” shall have the meaning set forth in Section 8.2(a).

“Baseline Rate” means eighty percent (80%); provided, that, beginning with the second Calendar Year during the Term, effective as of the first day of each such Calendar Year, the Baseline Rate shall be increased or decreased by an amount equal to (a) the Penetration Rate for the previous Calendar Year calculated using the foreign currency exchange rates used by eBay for its internal planning and budgeting purposes for the current Calendar Year (and not the actual foreign currency exchange rates in effect during the previous Calendar Year) minus (b) the Penetration Rate for the previous Calendar Year. For example, if the Penetration Rate for the previous Calendar Year was 82% but the same Penetration Rate, when calculated using the current Calendar Year’s foreign currency exchange rates used by eBay for its internal planning and budget purposes, equals 83%, then the Baseline Rate for the current Calendar Year will be increased by 1% to 81%.

“Baseline Referral Services Fee” shall have the meaning set forth in Section 6.1(a).

“Buyer-Only Jurisdictions” means the jurisdictions listed in Schedule 1.2.

“Calendar Year” means the twelve (12)-Month period ending December 31; or, (a) with respect to the first such twelve (12)-Month period that includes the Effective Time, the portion of such twelve (12)-Month period after the Effective Time, and (b) with respect to the twelve (12)-Month period that includes the last day of the Tail Period, the portion of such twelve (12)-Month period before the last day of the Tail Period.

“CEO Assessment” shall have the meaning set forth in Section 15.4.

“Change of Control” means, with respect to a Party, the occurrence after the Effective Time of any of the following: (a) the sale, conveyance or disposition, in one or a series of related transactions, of all or substantially all of the assets of such Party to a third party that is not an Affiliate of such Party prior to such transaction or the first of such related transactions; (b) the consolidation, merger or other business combination of a Party with or into any other Person, immediately following which the stockholders of the Party prior to such transaction fail to own in the aggregate the Majority Voting Power of the surviving Party in such consolidation, merger or business combination or of its ultimate publicly traded parent Person; or (c) a transaction or series of transactions in which any Person or “group” (as such term is used in Section 13(d) of the Exchange Act) acquires the Majority Voting Power of such Party (other than a reincorporation or similar corporate transaction in which each of such Party’s stockholders own, immediately thereafter, interests in the new parent company in substantially the same percentage as such stockholder owned in such Party immediately prior to such transaction).

“Colocation Services Agreement” shall have the meaning set forth in the Separation and Distribution Agreement.

“Commercial Agreement” shall have the meaning set forth in the Separation and Distribution Agreement.

“Common User Data” shall have the meaning set forth in Section 9.4(b).

“Competing Business” shall have the meaning set forth in Section 14.4(a).

“Competitive Platform Operator” means a PayPal Specified Person, together with such Person’s wholly owned Subsidiaries.

“Confidential Information” shall have the meaning set forth in Section 9.1.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument, including all amendments thereto.

“Covered Jurisdictions” shall mean the jurisdictions (other than Buyer-Only Jurisdictions and Excluded Jurisdictions) that are included in the determination of eBay Core GMV as of the Effective Time (based on user Account Nationality) and any Additional Jurisdictions from which eBay Merchants or eBay Users access Acquired Properties that have become eBay Covered Properties (also based on user Account Nationality).

“CPO Conditions” shall have the meaning set forth in Section 3.4(a).

“CPO MFP” shall have the meaning set forth in Section 3.4.

“Credit Services” means (a) all actions, activities and operations of PayPal that enable PayPal Users to make payments to eBay or to eBay Merchants in connection with transactions effected through any service or offering available on an eBay Covered Property that are funded in whole or in part through credit extended through PayPal (including by credit issued by a third Person) and (b) any applicable Related Services.

“Credit Usage Fee” shall have the meaning set forth in Section 6.2.

“Data Protection Laws” means any data protection Laws, privacy Laws, or other Laws relating to the protection of Personal Information or other data or information, including Laws relating to payment data security, whether currently in force or enacted during the Term.

“Data Sharing Addendum” shall have the meaning set forth in Section 5.1(a).

“Designated Operational Representative” shall have the meaning set forth in Section 15.1(a).

“Developed Property” means a Property established or developed by eBay after the Effective Time, including an e-commerce storefront or marketplace (it being understood that Developed Properties excludes all Acquired Properties).

“Development Project” shall have the meaning set forth in Section 5.6.

“Disaster Recovery Plan” shall have the meaning set forth in Section 4.7.

“Disclosing Party” shall have the meaning set forth in Section 9.1.

“Dispute” shall have the meaning set forth in Section 16.1.

“eBay” shall have the meaning set forth in the preamble. As used in this Agreement, all references to “eBay” shall be deemed to refer to eBay and its Subsidiaries.

“eBay Addressable GMV” means, for any period, (a) the eBay Core GMV for such period minus (b) the GMV for all eBay Properties (other than eBay Excluded Properties) for such period that results from a transaction where (i) the eBay Merchant’s Account Nationality is a Buyer-Only Jurisdiction or (ii) both the eBay Merchant’s and eBay User’s Account Nationality is the same Excluded Jurisdiction minus (c) if eBay creates a localized Property in China, the GMV for such localized Property that results from a transaction where both the eBay Merchant’s and eBay User’s Account Nationality is China.

“eBay Core GMV” means, for any period, (a) the GMV for all eBay Properties for such period minus (b) the GMV for all eBay Excluded Properties for such period.

“eBay Covered Properties” means (a) all eBay Properties in existence as of the Effective Time that are not eBay Excluded Properties, including the eBay Properties set forth on Schedule 1.3, (b) all eBay Properties that become eBay Covered Properties pursuant to the terms and provisions of this Agreement and (c) any mobile applications made available by eBay from which an eBay User may bid for, purchase, sell or list goods or services on or through the eBay Properties described in clauses (a) and (b).

“eBay Excluded Properties” means the eBay Properties set forth on Schedule 1.4.

“eBay Group” shall have the meaning set forth in Section 12.1.

“eBay Merchant” means a third Person seller, merchant or other provider of goods or services that makes use of or accesses the Services through an eBay Covered Property.

“eBay Name and eBay Marks” shall have the meaning set forth in the Separation and Distribution Agreement.

“eBay Property” means a Property that is directly or indirectly owned or controlled by eBay (other than any such Property owned by a Person in which eBay does not directly or indirectly own the Majority Voting Power of such Person).

“eBay Restricted Business” shall have the meaning set forth in Section 14.2.

“eBay User” means a registered user of services offered by eBay identified by a unique account ID issued by eBay.

“eBay User Data” means customer or user information, including Personal Information, collected during the term of this Agreement from an eBay Merchant or from an eBay User that makes use of or accesses the Services through an eBay Covered Property.

“Effective Time” shall have the meaning set forth in the Separation and Distribution Agreement.

“Escalation Committee” shall have the meaning set forth in the Separation and Distribution Agreement.

“Estimated Activated New Users” shall have the meaning set forth in Section 6.1(b).

“Excluded Jurisdictions” shall mean the jurisdictions listed in Schedule 1.5.

“External Audit” shall have the meaning set forth in Section 8.2(a).

“External Auditor” shall have the meaning set forth in Section 8.2(a).

“First-Party Transaction” shall have the meaning set forth in Section 14.1(a).

“GMV” means, for any period, the total value of all successfully closed transactions between users on an eBay Property during such period, regardless of whether the buyer and seller actually consummated the transaction, excluding vehicles and real estate. In the event that eBay significantly changes its definition of GMV for purposes of its public financial reporting, the Parties will revisit the impact that any such change in definition could have on the Penetration Rate and make any appropriate adjustments so that the intent of the parties with respect to the Penetration Rate remains in effect.

“Governmental Authority” shall have the meaning set forth in the Separation and Distribution Agreement.

“Group” means the eBay Group or the PayPal Group, as applicable.

“Highly Sensitive Information” means, with respect to a Party, information confidential to such Party in the following categories: (a) user data, including Personal Information, that is not anonymized or aggregated; (b) algorithms, Source Code, Object Code; and (c) specifications and technical documentation regarding system security, fraud and abuse protection systems and detection of illegal or unusual activities that, in each case, relate primarily to the PayPal Business (in the case of eBay as the Receiving Party) or the eBay Business (in the case of PayPal as the Receiving Party), as applicable. “Highly Sensitive Information” shall not, however, include any information which: (i) is or becomes commonly known within the public domain other than by breach of this Agreement or any other agreement that the Receiving Party has with any Person; (ii) is obtained from a third Person (other than Personnel of the Receiving Party) who is lawfully authorized to disclose such information free from any obligation of confidentiality; or (iii) is independently developed without reference to or use of any Highly Sensitive Information or Confidential Information of the Disclosing Party.

“Indemnified Party” shall have the meaning set forth in Section 12.3(a).

“Indemnifying Party” shall have the meaning set forth in Section 12.3(a).

“Independent Expert” shall have the meaning set forth in Section 3.2.

“Initial Notice” shall have the meaning set forth in Section 16.1.

“Initial Term” shall have the meaning set forth in Section 10.1.

“Integration Work” shall have the meaning set forth in Section 2.3(b).

“Intellectual Property Matters Agreement” shall have the meaning set forth in the Separation and Distribution Agreement.

“Intellectual Property Rights” shall have the meaning set forth in the Intellectual Property Matters Agreement.

“Interest Rate” means a rate per annum equal to the Prime Rate plus two percent (2%) or the maximum rate under applicable Law, whichever is lower.

“Internal Audit” shall have the meaning set forth in Section 15.3(a).

“Internal Audit Party” shall have the meaning set forth in Section 15.3(a).

“Law” shall have the meaning set forth in the Separation and Distribution Agreement.

“Losses” shall have the meaning set forth in the Separation and Distribution Agreement.

“Majority Voting Power” means a majority of the voting power in the election of directors of all outstanding voting securities of the Person in question.

“Market Check” shall have the meaning set forth in Section 3.2.

“Market Check Report” shall have the meaning set forth in Section 3.2(c).

“Merchant of Record” means, except as otherwise agreed by the Parties, the entity that PayPal holds financially liable for all full and partial returns as well as any chargebacks initiated by the customer.

“Month” means, unless the context requires otherwise, a calendar month or, with respect to the first calendar month that includes the Effective Time, the portion of such calendar month after the Effective Time.

“Non-eBay Merchants” means sellers, merchants or other providers of goods or services that make use of or access PayPal’s payment processing services other than through an eBay Property.

“Object Code” means the fully compiled, machine-readable version of a software program that can be executed by a computer and used by an end user without further compilation.

“Operational Review Group” shall have the meaning set forth in Section 15.4.

“Party” shall have the meaning set forth in the preamble.

“Payment Gateway” means point of sale Software that links a merchant’s website or selling application to such merchant’s processing network and merchant account.

“Payment Services” means (a) all actions, activities and operations of PayPal that enable eBay Merchants to receive payments from PayPal Users, and/or other eBay buyers using a guest check-out flow or other PayPal processing service such as Braintree or Pro, in any manner offered by PayPal in connection with transactions effected through any service or offering available on an eBay Covered Property and (b) any applicable Related Services.

“PayPal” shall have the meaning set forth in the preamble. As used in this Agreement, all references to “PayPal” shall be deemed to refer to PayPal and its Subsidiaries.

“PayPal Group” shall have the meaning set forth in Section 12.2.

“PayPal Net TPV” means, for any period and of any Property, the total U.S. dollar volume of payments, net of payment reversals, successfully completed during such period through Services available through such Property (but excluding payments sent or received through PayPal’s Payment Gateways or through PayPal products that are not substantially similar to the PayPal products offered on eBay Properties).

“PayPal Net TPV Off eBay” means, for any period, the PayPal Net TPV of all Properties other than eBay Properties for such period.

“PayPal Restricted Business” shall have the meaning set forth in Section 14.3.

“PayPal User” means a registered user of the payment processing services offered by PayPal that enable users to make or receive payments using a PayPal account (also known as a PayPal wallet) identified by a unique account ID and/or an eBay Merchant.

“PayPal User Data” means customer or user information, including Personal Information, collected from merchants and users of PayPal’s services during the term of this Agreement.

“Penetration Rate” means, for any period, (a) the eBay Addressable GMV successfully completed through Services available through eBay Covered Properties (including Services executed utilizing a “guest” check-out feature but excluding payments sent or received through (i) PayPal’s Payment Gateways or (ii) any PayPal product that the Parties agree from time to time should be excluded because the Take Rate for such product is calculated using a “cost-plus” formula) for such period divided by (b) the eBay Addressable GMV for such period.

“Penetration Rate Payment” shall have the meaning set forth in Section 6.3.

“Permitted Recipient” shall have the meaning set forth in Section 3.2(d).

“Person” shall have the meaning set forth in the Separation and Distribution Agreement.

“Personal Information” means any information that identifies, or could reasonably be used by or on behalf of the recipient of such information to identify, any Person, including names, addresses, bank or other account numbers, and national identification numbers, but excludes anonymized and aggregated information that cannot be used to identify any Person.

“Personnel” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, independent contractors, permitted subcontractors and consultants. Subcontractors of eBay shall be deemed Personnel of eBay, and subcontractors of PayPal shall be deemed Personnel of PayPal.

“Platform” means the technology, software, content, functionality, equipment, networks, Systems and any other materials delivered or used by PayPal in connection with providing the Services.

“Product Development Agreement” shall have the meaning set forth in Section 5.6.

“Product Development Plan” shall have the meaning set forth in Section 5.6.

“Prohibited Conditions” shall have the meaning set forth in Section 3.4(b).

“Property” means a website or mobile application, including an e-commerce storefront or marketplace.

“Providing Party” shall have the meaning set forth in Section 12.4(b).

“Quarter” means any of the following during any calendar year: the three (3)-Month period ending March 31, June 30, September 30 or December 31; or, with respect to the first three (3)-Month period that includes the Effective Time, the portion of such three (3)-Month period after the Effective Time.

“Quarterly Statement” shall have the meaning set forth in Section 7.1(a).

“Receiving Party” shall have the meaning set forth in Section 9.1.

“Referral Services Fee” shall have the meaning set forth in Section 6.1(a).

“Related Services” means, with respect to Credit Services or Payment Services, as applicable, (a) providing an available web or client-end application interface for eBay Merchants to accept payment and for PayPal Users to fund their accounts (where applicable) and transfer payments, processing and settling such payments, and maintaining records of transactions and balances through and in the accounts of such eBay Merchants and PayPal Users, (b) any and all services, functions, or responsibilities not specifically described in the definition of the applicable Services that are within the scope of the applicable Services and/or that are inherent in, required for, implied by, or incidental to the proper performance and provision by PayPal of the applicable Services and (c) any and all improvements and upgrades to, extensions of, successors to or substitutes for any of the applicable Services or any of the foregoing developed or offered by PayPal at any time during the Term.

“Renewal Term” shall have the meaning set forth in Section 10.1.

“Requesting Party” shall have the meaning set forth in Section 8.2(a).

“Residual Information” means information in non-tangible form that may be retained in the unaided memory of Personnel of the Receiving Party who have had access to the Confidential Information of the Disclosing Party.

“Security Review” shall have the meaning set forth in Section 15.3(b).

“Separation and Distribution Agreement” shall have the meaning set forth in the recitals.

“Service Levels” shall have the meaning set forth in Section 4.4.

“Services” means the Credit Services, the Payment Services and the Related Services.

“Source Code” means the human-readable version of a software program that can be compiled into Object Code, including programmer’s notes and materials and documentation, sufficient to allow a reasonably skilled programmer to understand the design, logic, structure, functionality, operation and features of such software program and to use, operate, maintain, modify, support and diagnose errors pertaining to such software program.

“Specified Change of Control” means a Change of Control of PayPal with any eBay Specified Person or their direct or indirect Subsidiaries or controlled Affiliates.

“Subsidiary” shall have the meaning set forth in the Separation and Distribution Agreement.

“Systems” means, with respect to a Person, such Person’s computer equipment, software, servers, network infrastructure and other hardware or information systems (and components thereof) used in the operation of each Party’s respective business and otherwise used in connection with and/or necessary to provide or receive, as applicable, the Services hereunder.

“Tail Period” shall have the meaning set forth in Section 10.4(a).

“Take Rate” means the fee PayPal charges a merchant to process a payment using PayPal’s payment services or offerings, measured as (a) net revenues received by PayPal from the transaction divided by (b) the amount of such payment (including any portion thereof paid to PayPal), in each case of clauses (a) and (b), in local currency.

“Take Rate Offset” shall have the meaning set forth in Section 3.3.

“Take Rate Overage” shall have the meaning set forth in Section 3.3.

“Tax” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Transaction Taxes” shall have the meaning set forth in Section 7.2(a).

“Technology” shall have the meaning set forth in the Intellectual Property Matters Agreement (including Software).

“Term” shall have the meaning set forth in Section 10.1.

“Termination Assistance Services” shall have the meaning set forth in Section 10.5.

“Test Jurisdiction” shall have the meaning set forth in Section 14.1(d).

“Third-Party Claim” means any Action, whether civil or criminal, at Law or in equity, made or brought by a third Person.

“Transition Services Agreement” shall have the meaning set forth in the Separation and Distribution Agreement.

“User Data” means eBay User Data together with PayPal User Data.

“Viruses” means any and all viruses and other contaminants (including code, commands, instructions, devices, techniques, bugs, web bugs, or design flaws) that are intended to be used to access (without authorization), alter, delete, threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, inhibit, or shut down either Party’s Systems or other information or property.

ARTICLE II

SERVICES

2.1 Provision of Services; Scope. During the Term, PayPal shall provide the Services to eBay Merchants and eBay Users that make use of or access the Services through the eBay Covered Properties. This Agreement does not address PayPal’s provision of the Services through any eBay Excluded Property. eBay and PayPal shall mutually agree on any additional Properties that should be included in the eBay Covered Properties or the eBay Excluded Properties and shall jointly amend Schedules 1.3 and 1.4 to reflect such mutual agreement.

2.2 Terms and Conditions of Services. The Services shall be subject to the terms and conditions set forth herein and in the applicable User Agreement for each PayPal User, including the policies set forth therein. If any terms of this Agreement conflict with the terms and conditions of the applicable User Agreement, then as between PayPal and such PayPal User, the terms of the User Agreement shall govern to the extent of the conflict.

2.3 Services to Acquired Properties and Developed Properties. Except as set forth below, all Acquired Properties and all Developed Properties shall be Excluded Properties:

(a) If an Acquired Property or a Developed Property is incorporated into an eBay Covered Property or into a mobile application supporting or relating to an eBay Covered Property in a Covered Jurisdiction, such Acquired Property or Developed Property shall be included in the eBay Covered Properties; if the Acquired Property or Developed Property continues to exist as a separate and distinct Property, the Parties shall jointly amend Schedules 1.3 and 1.4, as applicable, to reflect such inclusion. For purposes of this Agreement, an Acquired Property or a Developed Property shall be “incorporated” into an eBay Covered Property, as described in this Section 2.3(a), if: (i) eBay Users who attempt to access such Acquired Property or Developed Property are directed or redirected to an eBay Covered Property or to a web page or series of web pages that directs such eBay Users to an eBay Covered Property; (ii) the functions available or previously available on or through such Acquired Property or Developed Property are made available on or through an eBay Covered Property; or (iii) if such Acquired Property or Developed Property is primarily located in an Additional Jurisdiction, the total inventory of goods and services available on or through such Acquired Property or Developed Property is substantially equivalent to the total inventory of goods and services available on or through an eBay Covered Property.

(b) If an Acquired Property is primarily located in an Additional Jurisdiction and, as of the date eBay consummates the acquisition of such Acquired Property, PayPal provides payment processing services to non-eBay Merchants in such Additional Jurisdiction (such Acquired Property, an “Additional Jurisdiction Property”), the Parties shall mutually cooperate in good faith to determine the scope and cost of the integration work that would be required to enable the Services to be made available through such Additional Jurisdiction Property in a manner that is substantially equivalent to the manner in which the Services are made available through the eBay Covered Properties as of such date (“Integration Work”) and shall use good faith efforts to negotiate any changes to the Product Development Plan required to complete the Integration Work; provided, that neither Party shall be required to agree to a change to the Product Development Plan that would materially delay or impede the completion of any current or projected Development Project or require such Party to invest a materially higher amount of resources into the Product Development Plan. If the Parties mutually agree on the required changes to the Product Development Plan in accordance with the immediately preceding sentence, the applicable Party or Parties shall perform the Integration Work on the timeline set forth in the revised Product Development Plan. Upon the completion of such Integration Work, the Acquired Property shall be included (or shall be deemed to be included) in the eBay Covered Properties and the Parties shall jointly amend Schedules 1.3 and 1.4, as applicable, to reflect such inclusion.

(c) If an Acquired Property is a customer of PayPal at the time such Property is acquired by eBay, PayPal shall continue to provide to such Property all Services provided by PayPal to such Property prior to its acquisition by eBay in accordance with the terms of the then-existing agreement(s) governing the provision of such Services for a period ending on the later of (i) the expiration of the then-current term of any such existing agreement and (ii) the earlier of the completion of Integration Work for such Property and/or the incorporation of such Property into an eBay Covered Property.

2.4 No Exclusivity. This Agreement shall be non-exclusive, and any Party (and any Party’s Subsidiaries) may, subject to Article 14, contract with other Persons for the procurement or provision of comparable (or unrelated) services, including the provision of services to eBay Merchants and eBay Users that are PayPal Users on eBay Excluded Properties.

2.5 Additional Services. PayPal may also provide through eBay Properties services different from and in addition to the Services as eBay may reasonably request or require from time to time. The use of such additional services through eBay Properties will be governed by the terms and conditions of, and subject to the fees for, such additional services (a) as found on the applicable PayPal website in the jurisdiction in which such additional services are provided or (b) as mutually agreed upon by the Parties.

ARTICLE III

PRICING FOR EBAY MERCHANTS

3.1 Take Rate. It is the intention of the Parties that the Take Rate charged to eBay Merchants immediately following the Effective Time shall remain generally consistent with the Take Rates charged to such eBay Merchants as of immediately prior to the Effective Time. Furthermore, following the Effective Time and at all times during the Term, PayPal shall use reasonable best efforts to cause the Take Rate charged to comparable eBay Merchants (determined on an aggregate or average basis) to be comparable to the Take Rate charged to Non-eBay Merchants for comparable payment services in each Covered Jurisdiction using a methodology to be mutually agreed from time to time by eBay and PayPal. The Parties shall determine whether eBay Merchants and Non-eBay Merchants are “comparable” by segmenting such eBay Merchants and Non-eBay Merchants using the characteristics set forth on Schedule 3.1.

3.2 Market Check. Annually during the Term (or more frequently as mutually agreed by the Parties), a third-party, independent expert mutually agreed upon by the Parties (the “Independent Expert”) will, with respect to each Covered Jurisdiction, review the actual Take Rate for comparable (x) eBay Merchants with an Account Nationality in such Covered Jurisdiction (determined on an aggregate or average basis) and (y) Non-eBay Merchants in such Covered Jurisdiction, including Non-eBay Merchants that use or access PayPal’s services through Properties operated by a Competitive Platform Operator (other than Non-eBay Merchants that are also Competitive Platform Operators) (each such review, a “Market Check”), in accordance with the following procedures:

(a) The Independent Expert shall be an independent, external internationally recognized firm with appropriate qualifications and experience in conducting reviews of this nature.

(b) Before beginning a Market Check for a Covered Jurisdiction, the Independent Expert shall execute a confidentiality agreement with PayPal and eBay (or their respective Subsidiaries in such Covered Jurisdiction), the terms of which shall not frustrate or impede the purpose of the review or the disclosure of the results thereof to the Parties. If the Independent Expert has executed a confidentiality agreement in accordance with this Section 3.2(b) during the Term and such confidentiality agreement remains in full force and effect, the Independent Expert shall not be required to reexecute a second confidentiality agreement.

(c) The Independent Expert shall create a detailed written report of the results and findings of the Market Check for such Covered Jurisdiction (each, a “Market Check Report”) and simultaneously provide copies of each Market Check Report to both eBay and PayPal. The Independent Expert shall not disclose any Highly Sensitive Information that, if disclosed to eBay or PayPal, as applicable, would cause PayPal or eBay, as applicable, competitive harm, and shall not disclose any information to the extent disclosure of such information to such Party would violate applicable Law (including the law of a Covered Jurisdiction). Neither Party shall be required to disclose to the Independent Expert any information to the extent disclosure of such information to such Independent Expert would violate applicable Law (including the law of a Covered Jurisdiction).

(d) The Independent Expert shall conduct the Market Check in a manner that does not unreasonably interfere with eBay’s or PayPal’s business operations. Each Party and its respective Subsidiaries shall reasonably cooperate with the Independent Expert in connection with the Market Check, including by providing the Independent Expert with access to relevant financial and accounting books and statements, management and operating data, records and sample or survey data previously collected by such Party, financial statements, Systems, facilities, operations, and management Personnel and other Personnel, but only as reasonably necessary for the purposes of the Market Check, and ensure that its Personnel cooperate with the Market Check and all other reasonable requests by the Independent Expert for additional information or documentation related to the Market Check.

(e) Each of the Parties acknowledges that the Market Check Reports will contain information that is commercially sensitive and, accordingly, each Party agrees to restrict access to the Market Check Reports to its Personnel to whom disclosure is essential to execute their job responsibilities (each, a “Permitted Recipient”), which Permitted Recipients shall be mutually agreed in writing by the Parties from time to time. Before receiving a Market Check Report, each Permitted Recipient shall agree in writing not to distribute the Market Check Report to any Person that is not a Permitted Recipient. Upon the consummation of a Change of Control of eBay, eBay shall, at its option and as promptly as practicable after such Change of Control, either (i) return to PayPal all Market Check Reports in its possession or (ii) confirm to PayPal that it has destroyed such Market Check Reports (other than any such information located in back-up, archival electronic storage that is accessed only by eBay’s information technology Personnel).

3.3 Response to Market Check. If the Independent Expert concludes following a Market Check for a Covered Jurisdiction that the Take Rate charged to comparable eBay Merchants with an Account Nationality in such Covered Jurisdiction (determined on an aggregate or average basis) is higher than the Take Rate charged to Non-eBay Merchants for comparable payment services in such Covered Jurisdiction (the amount of such excess, the “Take Rate Overage”), then (a) PayPal shall cause the Take Rate charged to comparable eBay Merchants with an Account Nationality in such Covered Jurisdiction (in aggregate) for the remainder of the Term to be comparable to the Take Rate charged to Non-eBay Merchants for comparable payment services in such Covered Jurisdiction and (b) eBay and PayPal shall cooperate in good faith and mutually agree on actions to be taken by PayPal and by eBay (if any) to communicate such change in the Take Rate to, and to remedy the Take Rate Overage during the previous year or years of the Term for, some or all of the eBay Merchants with an Account Nationality in such Covered Jurisdiction, including by means of a refund, discount or otherwise (the “Take Rate Offset”). If the Parties cannot mutually agree on the Take Rate Offset for a Covered Jurisdiction, the Parties shall resolve such dispute through the dispute resolution provisions set forth in Sections 16.1 and 16.2.

3.4 Competitive Platform Operators. In the event that PayPal offers to Non-eBay Merchants that use or access PayPal’s services through Properties operated by a Competitive Platform Operator in a Covered Jurisdiction (other than Non-eBay Merchants that are also Competitive Platform Operators) (a) overall economic terms that are more favorable than the economic terms offered at such time to eBay Merchants accessing the Services through the eBay Covered Properties primarily located in such Covered Jurisdiction or (b) any non-economic term that is not offered at such time to eBay Merchants accessing the Services through the eBay Covered Properties primarily located in such Covered Jurisdiction (unless such non-economic term is exclusively offered at such time to Non-eBay Merchants who use or access PayPal’s services through Properties operated by such Competitive Platform Operator in such Covered Jurisdiction and is not offered at such time to other Non-eBay Merchants) (any such term described in clauses (a) or (b), whether temporary or permanent, a “CPO MFP”):

(a) Offer to eBay. Promptly after offering a CPO MFP to one or more Competitive Platform Operator(s), PayPal shall offer to eBay, on behalf of comparable eBay Merchants in such Covered Jurisdiction, the same CPO MFP, along with all other terms and conditions directly related to such CPO MFP, including any terms and conditions required to comply with applicable Law and any amendments or modifications to any Contracts to which eBay is a party (the “CPO Conditions”), other than any Prohibited Conditions. As part of such offer, PayPal shall provide to eBay the material terms of the CPO MFP and of the CPO Conditions in sufficient detail to enable eBay to evaluate the material terms and determine whether to choose to accept the CPO MFP and to comply with the CPO Conditions (other than the Prohibited Conditions). eBay shall notify PayPal in writing no later than ninety (90) days following eBay’s receipt of such material terms whether to accept the CPO Conditions (other than any Prohibited Conditions). If eBay chooses to accept the CPO MFP, eBay shall use reasonable efforts to comply with the CPO Conditions (other than any Prohibited Conditions) as soon as commercially reasonable following the date eBay communicates its acceptance to PayPal, and the CPO MFP shall be effective with respect to eBay Merchants immediately upon eBay’s compliance with the CPO Conditions (other than any Prohibited Conditions).

(b) Prohibited Conditions. If one or more of the CPO Conditions is: (i) a term or condition with which eBay is not reasonably capable of complying, (ii) a term or condition applicable to merchants with which the eBay Merchants (in the aggregate) are not reasonably capable of complying, as described below; (iii) unique to such Competitive Platform Operator (such that only the Competitive Platform Operator could comply); or (iv) designed or intended to, or operates to, frustrate or interfere with, or otherwise has the effect of, discriminating against eBay or eBay Merchants or frustrating or circumventing the application of this Section 3.4 (collectively, the “Prohibited Conditions”), then eBay and the eBay Merchants shall receive the CPO MFP without having to comply with such CPO Condition (provided, that eBay complies with all CPO Conditions that are not Prohibited Conditions). By way of example: (A) eBay and eBay Merchants will be deemed to be not “reasonably capable of complying” with any and all terms or conditions to the extent that they (1) impose a condition or requirement of size or ranking (in aggregate or with respect to a specific jurisdiction) that is unrelated to the Competitive Platform Operator’s payments volume on PayPal and that exceeds the size or ranking of the applicable eBay Covered Properties, (2) require eBay or eBay Merchants to violate any applicable Law or Contract (other than any Contract that may be amended by eBay without the consent of the other party or parties thereto to eliminate such violation) or (3) would require eBay to operate a Property that is not an eBay Covered Property or own or control operations in a jurisdiction that is not a Covered Jurisdiction; and (B) subject to clause (A), eBay shall not be deemed to be not “reasonably capable of complying” with a term or condition solely because such term or condition requires eBay to pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise) to the Competitive Platform Operator or in respect of such CPO MFP.

(c) In connection with the Market Check, the Independent Expert shall review the CPO MFPs, if any, offered by PayPal during the year covered by such Market Check and PayPal’s compliance with the terms of this Section 3.4. The Independent Expert’s review shall be conducted in a manner consistent with the procedures and policies for the Market Check set forth in Sections 3.2(b), (c) and (d), and PayPal shall provide the same level of cooperation to the Independent Expert that PayPal is required to provide in connection with the Market Check.

3.5 Changes in Law. If PayPal changes the terms, conditions or manner of performing the payment processing services it offers or the Take Rate charged to merchants for payment processing services in a Covered Jurisdiction in response to a change in Law, PayPal shall use its reasonable best efforts to implement such change in a manner that does not have a disproportionately adverse effect on the Take Rate charged to, and the terms, conditions or manner of performing payment processing services for, eBay Merchants relative to the impact on Non-eBay Merchants.

ARTICLE IV

PERFORMANCE OF SERVICES; SERVICE LEVELS

4.1 Manner of Performance. PayPal shall, at all times, ensure that the Services, and PayPal’s obligations under this Agreement, are performed at the highest level of quality provided, or required to be provided, by PayPal with respect to comparable services provided to or for Non-eBay Merchants and PayPal Users, and by appropriately trained and qualified Personnel in a timely, professional and workmanlike manner. PayPal shall promptly notify eBay upon becoming aware of any circumstances that could reasonably be expected to jeopardize the performance of the Services or PayPal’s obligations under this Agreement in accordance with this Article 4, and eBay shall promptly notify PayPal upon becoming aware of any circumstances that could reasonably be expected to jeopardize the performance by eBay of its obligations under this Agreement in accordance with this Article 4.

4.2 Facilities; Personnel. Except as otherwise expressly provided herein, (a) each Party shall be responsible for providing all facilities, Personnel and other resources necessary to perform its obligations under this Agreement and (b) without limiting the foregoing, PayPal shall be responsible for providing all facilities, Personnel and other resources necessary to perform the Services; provided, that if eBay has agreed pursuant to another Ancillary Agreement or Commercial Agreement to provide to PayPal any facilities, Personnel or other resources used by PayPal in performing the Services, then eBay shall be responsible for providing such facilities, Personnel and other resources pursuant to the applicable Ancillary Agreement(s) and Commercial Agreement(s). Each Party shall manage, supervise and provide direction to its respective Personnel in connection with this Agreement, and shall cause them to comply with all obligations and restrictions applicable to such Party under this Agreement and, to the extent set forth in the proviso to clause (b) of the immediately preceding sentence, any other Ancillary Agreement or Commercial Agreement.

4.3 Subcontracting. Each of eBay and PayPal shall remain fully responsible and liable for the performance of all of its obligations under this Agreement even if performed, or failed to be performed, by a subcontractor. Each subcontracting arrangement entered into by either Party in connection with the performance of its obligations under this Agreement shall be documented in a written Contract, and each Party shall use reasonable best efforts to cause any such Contract not to contain any provision that is inconsistent with the terms of this Agreement. Unless otherwise requested by eBay, PayPal shall be eBay’s sole point of contact with respect to PayPal’s subcontractors and any subcontracting arrangements entered into by PayPal under this Agreement, and unless otherwise requested by PayPal, eBay shall be PayPal’s sole point of contact with respect to eBay’s subcontractors and any subcontracting arrangements entered into by eBay under this Agreement.

4.4 Service Levels. Without limiting Section 4.1, during the Term, PayPal shall perform the Services in a manner that meets or exceeds the applicable service level requirements agreed by the Parties from time to time (the “Service Levels”). The Parties shall cooperate in good faith to update the service level requirements from time to time in order to reflect a Service Level that equals or exceeds the performance and quality standards set forth in Section 4.1, and PayPal’s provision of Services shall satisfy or exceed the requirements of the then-current Service Level.

4.5 Root Cause Analysis. Each time there occurs a failure to provide any Services due to system outages or interruptions, the Parties shall each promptly use commercially reasonable efforts to: (a) conduct a root cause analysis of the failure and prepare a written report identifying and describing in reasonable detail such root cause(s), (b) discuss the root cause(s) of the failure and each Party’s position with regard to such root cause(s), (c) correct the problem and begin providing the impacted Services as soon as practicable and (d) regularly advise the other Party of the status of such corrective efforts and respond promptly to any request by the other Party for an update regarding such efforts (it being agreed that, except as mutually agreed by the Parties, each Party may satisfy the requirements of the foregoing clauses (a) through (d) by using the same degree of effort that such Party used to analyze and discuss system outages and interruptions prior to the Effective Time). Each Party shall prioritize any root cause analysis performed hereunder at a level equal to or higher than that afforded to such Party’s testing or quality assurance investigations or activities conducted internally or for any other of such Party’s customers of services reasonably comparable to the Services. The Parties shall apportion the cost of correcting the problem based on the results of the root cause analysis and the relative contribution of each Party to the root cause(s) of the failure. All Service Levels shall remain in effect notwithstanding the subsequent correction of any performance problem.

4.6 Monitoring. As part of the Services, PayPal shall implement measurement and monitoring tools and procedures necessary to measure its performance of the Services against the Service Levels on a monthly basis. Subject to the provisions of Article 15, PayPal shall provide eBay with information and documentation regarding the measurement and monitoring tools necessary to verify compliance by PayPal with the Service Levels and shall provide eBay with such access to the measurement and monitoring tools as is necessary to conduct such analysis.

4.7 Disaster Recovery. In order to facilitate an orderly transition in connection with the Separation and Distribution, PayPal shall implement and maintain disaster recovery facilities and a written disaster recovery plan that is consistent with the terms of the Colocation Services Agreement and that is designed to ensure that in the case of a disaster within or around the geographic location of PayPal’s Systems used in connection with the Services, PayPal shall be able to switch to a redundant site (or colocated site hosted by eBay or a third Person) capable of meeting the requirements of this Agreement without disruption or lapse in service (such disaster recovery plan, the “Disaster Recovery Plan”). Subject to the foregoing, the Disaster Recovery Plan shall be consistent with, and be at least as protective as, the most protective disaster recovery plan that PayPal then provides or is required to provide to any other customer (other than eBay) of PayPal or any of its Subsidiaries. Upon PayPal’s discovery of circumstances requiring disaster recovery in connection with the Services, PayPal shall implement the Disaster Recovery Plan and shall promptly notify eBay of such circumstances. In the event that a disaster causes PayPal to allocate limited resources between or among its customers, PayPal shall allocate such resources to eBay in a manner no less favorable to eBay than PayPal allocates such resources to its most favored customers.

ARTICLE V

DATA SHARING; INFORMATION SECURITY; PRODUCT DEVELOPMENT

5.1 Data Sharing Addendum.

(a) eBay and PayPal shall execute and deliver a data sharing addendum in the form set forth on Schedule 5.1 (a “Data Sharing Addendum”), effective as of the Effective Time, providing for each Party and its Subsidiaries to share data with the other Party and its Subsidiaries for use in risk, trust and fraud modeling and for the purpose of facilitating customer transactions and customer service. If there is any inconsistency or conflict between the terms of this Agreement and the terms and conditions of the Data Sharing Addendum, then the terms of the Data Sharing Addendum shall govern to the extent of the conflict.

(b) The Data Sharing Addendum shall provide that: (i) all data sharing will comply with all applicable Laws, including Data Protection Laws; and (ii) notwithstanding anything to the contrary in the Data Sharing Addendum, neither Party shall be required to share any data with the other Party in violation of any applicable Law; provided, that the Parties shall use commercially reasonable efforts to cooperate in seeking to find a way to permit compliance with the data sharing obligations contained in the Data Sharing Addendum to the extent and in a manner that avoids any violation of Law, including through (A) the amendment of the applicable privacy policy or (B) the redaction or anonymization of data so that the provision of such redacted or anonymized data to the other Party pursuant to the Data Sharing Addendum does not violate applicable Law.

(c) Upon the consummation of a Specified Change of Control, eBay can terminate all or any portion of the Data Sharing Addendum (without triggering the termination of this Agreement or any related arrangements) by delivering a written notice to PayPal at any time beginning at the effective date of such Specified Change of Control and ending ninety (90) days thereafter, with such termination to become effective on the date specified by eBay in such written notice.

5.2 Access to Facilities. To the extent that eBay’s or PayPal’s Personnel will access the other Party’s sites or facilities in connection with this Agreement, such Party shall cause its Personnel, while working at such sites or facilities, to comply with all applicable safety and security policies and procedures that have been provided to such Personnel, and shall be liable for any violation of any such policies and procedures by such Party’s Personnel.

5.3 Systems Policies. To the extent that eBay’s (or its Subsidiaries’) or PayPal’s (or its Subsidiaries’) Personnel will access the Systems of the other Party or its Subsidiaries in connection with this Agreement, that Party shall cause such Personnel, while accessing such Systems, to (a) comply with all applicable security policies and procedures that have been provided to such Personnel, (b) not tamper with, compromise or circumvent any security or audit measures employed by the other Party and (c) if requested by the other Party, execute a confidentiality agreement in the form provided by that Party. For clarity, access or use of APIs of a Party or its Subsidiaries shall not constitute access to Systems of such Party or its Subsidiaries. Each Party shall also:

(a) Ensure that only those of its Personnel who are specifically authorized to have access to the other Party’s Systems gain such access, prevent its Personnel’s unauthorized access to, or use, destruction, alteration or loss of, any information contained therein, and notify its Personnel of the restrictions set forth in this Agreement; and

(b) Use commercially reasonable efforts to ensure that its Personnel who are authorized to have access to the other Party’s Systems shall access and use only those Systems, and only such data and information within such Systems, to which such Personnel have been granted the right to access and use.

5.4 Security and Stability. Each Party acknowledges that it is in the best interests of all Parties for each Party maintain a secure and stable environment and, to that end, except as set forth in the Data Sharing Addendum, each Party reserves the right to change at any time the method by which its applicable databases and/or data may be accessed by the other Party (and in the case of PayPal, the eBay Merchants); provided, that such access method shall not negatively affect, in any material way, the quality of or provision of the Services or either Party’s compliance with the obligations set forth in this Agreement. Each Party shall provide the other Party with advance written notice of any such changes to the method of access to the applicable databases and/or data and shall ensure that any such change does not materially and adversely impact the quality of or provision of the Services or either Party’s compliance with the obligations set forth in this Agreement. Each Party also agrees that, in the event of degradation or instability of the Platform or the other Party’s Systems or an emergency with respect to the Platform or such Systems, the other Party may, in its sole discretion, temporarily suspend access to the applicable, API, database and/or data under this Agreement in order to minimize threats to and protect the operational stability and security of the Platform and such other Party’s Systems.

5.5 Unauthorized Access. Each Party shall be responsible for implementing and appropriately updating reasonable policies, procedures and technology to prevent unauthorized access to the eBay Properties or PayPal’s Systems in connection with the usage or provision of the Services. Each Party shall apply appropriate internal information security practices, including: using appropriate firewall and anti-virus software; maintaining such countermeasures, operating systems, and other applications with up-to-date virus definitions and security patches; installing and operating security mechanisms in the manner in which they were intended sufficient to ensure that the eBay Properties or PayPal’s Systems will not be impacted nor operations disrupted in connection with the usage or provision of the Services; and permitting only authorized users access to computer systems and applications. Each Party shall also use up-to-date anti-virus tools to remove known Viruses from any email message or data transmitted to an eBay Property or PayPal’s Systems in connection with the usage or availability of the Services. Each Party shall be responsible for maintaining and providing the other Party with appropriate access to audit its policies, procedures and technology for safeguarding customer information. Each Party acknowledges and understands that such policies, procedures and technology are considered Confidential Information. Additionally, each of PayPal and eBay shall not knowingly compromise the security of the other Party’s Systems, including by tampering with, compromising, or attempting to circumvent any physical or electronic security or audit measures employed by such Party in the course of its business operations.

5.6 Product Development Agreement. eBay and PayPal shall execute and deliver a product development agreement (the “Product Development Agreement”), effective as of the Effective Time, that provides for eBay and PayPal to mutually discuss in good faith and agree on a product development plan for improving the PayPal experience on eBay Covered Properties and to prioritize those improvements to be incorporated into the experience on the eBay Covered Properties (the “Product Development Plan”). The Product Development Plan shall set forth, at a minimum, a description of each development project to which eBay and PayPal mutually agree (each such project, a “Development Project”), the primary owner (eBay or PayPal), the Party with primary responsibility for the achievement of each action item or deliverable for each such Development Project, the expected timeline and key milestones for each such Development Project, the anticipated budget for each such Development Project, and the resource commitments by eBay and PayPal towards completing each such Development Project. The Product Development Agreement shall also provide, among other things, for each of eBay and PayPal to agree to commit resources and development staff, as mutually agreed by eBay and PayPal, to the Development Projects included in the Product Development Plan.

ARTICLE VI

REFERRAL SERVICES FEES; USAGE OF SERVICES; MARKETING

6.1 Referral Services Fee.

(a) Baseline Referral Services Fee. eBay shall be entitled to receive from PayPal, for each Quarter during the Term in which the Penetration Rate as of the beginning of such Quarter exceeds sixty percent (60%), an amount equal to $12,000,000 (the “Baseline Referral Services Fee”), subject to adjustment pursuant to Sections 6.1(b) (the Baseline Referral Services Fee, as so adjusted, the “Referral Services Fee”).

(b) Adjustment Payments. Immediately following the Effective Time, PayPal and eBay shall mutually determine in good faith an estimate of (i) the number of Activated New Users for the period commencing on such date and ending at the beginning of the following Quarter and (ii) the number of Activated New Users for subsequent Quarters during the Term (clause (i) (with respect to the first Quarter following the Effective Time) and clause (ii) (with respect to all other Quarters during the Term), the “Estimated Activated New Users”). Within three (3) business days of the end of each Month and each Quarter, PayPal shall calculate and deliver to eBay a report of the number of Activated New Users since the beginning of the previous Month or Quarter, as applicable. If the number of Activated New Users for a Quarter exceeds the Estimated Activated New Users, then the Referral Services Fee for such Quarter shall equal (i) the Baseline Referral Services Fee plus (ii) an amount equal to (A) the absolute value of (I) the Activated New Users for such period minus (II) the Estimated Activated New Users multiplied by (B) an amount that is mutually determined by eBay and PayPal (such amount for such Quarter, the “Activated New Users Adjustment Amount”). If the Estimated Activated New Users for a Quarter exceeds the number of Activated New Users for such Quarter, then the Referral Services Fee for such Quarter shall equal (I) the Baseline Referral Services Fee for such Quarter minus (II) the Activated New Users Adjustment Amount for such Quarter.

(c) Revisions to Baseline Referral Services Fee. If there occur three (3) or more consecutive Quarters in which the Activated New Users Adjustment Amount for each such Quarter exceeds five percent (5%) of the Baseline Referral Services Fee for the corresponding Quarter and either (i) the Referral Services Fee for each such Quarter exceeds the Baseline Referral Services Fee or (ii) the Referral Services Fee for each such Quarter is less than the Baseline Referral Services Fee, the Parties shall mutually adjust the Baseline Referral Services Fee for subsequent Quarters in the Term, in a manner to be mutually agreed by the Parties, to reflect the average number of Activated New Users over such consecutive Quarters.

6.2 Credit Services Referral Fees. eBay shall be entitled to receive from PayPal, for each Quarter during the Term, an amount equal to 0.30% of the PayPal Net TPV of eBay Properties for such Quarter completed through the Credit Services (the “Credit Usage Fee”). No later than three (3) business days following the end of each Month and each Quarter during the Term, the Parties shall calculate the PayPal Net TPV of eBay Properties for such Month or Quarter, as applicable, completed through the Credit Services and the resulting Credit Usage Fee.

6.3 Penetration Rate Payments. Either eBay or PayPal shall, subject to Section 6.3(d), be entitled to receive from the other Party, for each Quarter during the Term, a payment in respect of the Penetration Rate for such Quarter, calculated in accordance with this Section 6.3 (the “Penetration Rate Payment”), as follows:

(a) Calculation. No later than the last business day of each Month during the Term, eBay will provide to PayPal the following: the Penetration Rate for the previous Month and an estimate of the Penetration Rate for the Quarter in which the current Month is included. The data provided by eBay will include country level detail of the Penetration Rate for at least the highest ten Covered Jurisdictions, measured by eBay Addressable GMV. In making its calculations, eBay will utilize foreign exchange rates consistent with those utilized by eBay for its internal planning and budgeting purposes. Each Party acknowledges that the Penetration Rate data to be provided by eBay is commercially sensitive and, accordingly, each Party agrees to restrict access to the Penetration Rate data to its senior executive team and those of its Personnel who need access to such information to execute their job responsibilities, including accounting and financial reporting Personnel.

(b) Penetration Rate Above Baseline Rate. If the Penetration Rate for such Quarter exceeds the Baseline Rate, eBay shall be entitled to a Penetration Rate Payment in an amount equal to (i) $3,250,000 multiplied by (ii) (A) the Penetration Rate for such Quarter minus (B) the Baseline Rate, (C) rounded to the nearest hundredth of a percentage point, multiplied by (iii) one hundred (100). By way of example, if the Penetration Rate for a Quarter were 82.253%, eBay would be entitled to a Penetration Rate Payment for such Quarter equal to $3,250,000 multiplied by 2.25% multiplied by 100, or $7,312,500.

(c) Penetration Rate Less than Baseline Rate (0 to 5%). If the Baseline Rate exceeds the Penetration Rate for such Quarter, PayPal shall be entitled to a Penetration Rate Payment in an amount equal to (i) $3,250,000 multiplied by (ii) the Baseline Rate minus the Penetration Rate for such Quarter, (C) rounded to the nearest hundredth of a percentage point, multiplied by (iii) one hundred (100). By way of example, if the Penetration Rate for a Quarter were 78.253%, PayPal would be entitled to a Penetration Rate Payment for such Quarter equal to $3,250,000 million multiplied by 1.75% multiplied by 100, or $5,687,500.

(d) Penetration Rate Less than Baseline Rate (More than 5%). If the Baseline Rate exceeds the Penetration Rate for such Quarter by more than five percent (5%), then PayPal shall be entitled to a Penetration Rate Payment in an amount equal to (i) $16,250,000, (ii) plus (A) $12,500,000 multiplied by (B) (I) the Baseline Rate minus (II) the Penetration Rate minus (III) five percent (5%), (IV) rounded to the nearest hundredth of a percentage point, multiplied by (C) one hundred (100). By way of example, if the Penetration Rate for a Quarter were 74.253%, PayPal would be entitled to a Penetration Rate Payment equal to $16,250,000 (calculated pursuant to Section 6.3(c)) + $12,500,000 multiplied by 0.75 multiplied by 100 = $25,625,000.

(e) Elimination of Penetration Rate Payment. Notwithstanding the foregoing: (i) PayPal shall not be entitled to any Penetration Rate Payments for any Quarter ending after December 31, 2015 if PayPal Net TPV Off eBay in the calendar year ended December 31, 2015 is less than (A) eighty eight percent (88%) multiplied by (B) the PayPal Net TPV Off eBay for the calendar year ending December 31, 2014 (such product, the “2014 Measurement Rate”); (ii) PayPal shall not be entitled to any Penetration Rate Payments for any Quarter ending after December 31, 2016 if PayPal Net TPV Off eBay in the calendar year ended December 31, 2016 is less than the greater of: (A) the 2014 Measurement Rate and (B) (I) eighty eight percent (88%) multiplied by (II) the highest PayPal Net TPV Off eBay in the previous two (2) calendar years; and (iii) for the calendar years ending on December 31, 2017, December 31, 2018 or December 31, 2019, PayPal shall not be entitled to any Penetration Rate Payments for any Quarter following the end of any calendar year in which PayPal Net TPV Off eBay is less than (A) eighty eight percent (88%) multiplied by (B) the highest PayPal Net TPV Off eBay in the previous three consecutive calendar years.

6.4 Aggregate Quarterly Fees. The “Aggregate Quarterly Fee” for each Quarter shall equal (a) the Referral Services Fee for such Quarter plus (b) the Credit Usage Fee for such Quarter plus (c) if eBay is entitled to a Penetration Rate Payment for such Quarter, the Penetration Rate Payment for such Quarter minus (d) if PayPal is entitled to a Penetration Rate Payment for such Quarter, the Penetration Rate Payment for such Quarter. At the end of every Quarter during the Term, PayPal shall pay to eBay, in accordance with the provisions of Article 7, the Aggregate Quarterly Fee for such Quarter.

6.5 Descriptions of PayPal on eBay Covered Properties. All text descriptions of PayPal on the eBay Covered Properties pursuant to this section shall be preapproved in writing by PayPal.

6.6 Integration of New PayPal Products. eBay agrees to review and consider in good faith implementation of any new PayPal products and related offerings but shall have no obligation, now or in the future, to implement any such PayPal products or related offerings.

ARTICLE VII

FEES AND PAYMENT

7.1 Payment Terms.

(a) Within three (3) business days following the end of each Quarter, PayPal shall deliver to eBay (i) a calculation of the estimated Aggregate Quarterly Fee payable by eBay or PayPal, as applicable, for such Quarter, including each of the component fees, and (ii) a calculation of the estimated Activated New Users for such Quarter, PayPal Net TPV on eBay Properties completed through the Credit Services for such Quarter and the PayPal Net TPV Off eBay for such Quarter (each such statement and associated information, an “Initial Quarterly Statement”). The Initial Quarterly Statement shall also include the estimated Penetration Rate for such Quarter (calculated using the Penetration Rate for each Month included in such Quarter that has been delivered by eBay to PayPal pursuant to Section 6.3(a)). Within thirty (30) days following the end of each Quarter, PayPal shall deliver to eBay (i) a calculation of the actual Aggregate Quarterly Fee payable by eBay or PayPal, as applicable, for such Quarter, including each of the component fees, and (ii) true and complete statements of the actual Activated New Users for such Quarter, PayPal Net TPV on eBay Properties completed through the Credit Services for such Quarter and the PayPal Net TPV Off eBay for such Quarter (each such statement and associated information, a “Quarterly Statement”). The Parties will determine amongst themselves what additional information shall be included in the Quarterly Statements and the form, substance and recipients of any invoices issued in respect of the Aggregate Quarterly Fee or otherwise under this Article VII payable by eBay or PayPal, as applicable, for each Quarter.

(b) Subject to Section 7.1(c), if a Quarterly Statement indicates that eBay is entitled to receive a payment from PayPal, then PayPal shall, or shall cause its applicable Affiliates to, pay to eBay the undisputed amount due pursuant to such Quarterly Statement within thirty (30) days after PayPal’s delivery of such Quarterly Statement. Subject to Section 7.1(c), if the Quarterly Statement indicates that PayPal is entitled to receive a payment from eBay, then eBay shall, or shall cause its applicable Affiliates to, pay to PayPal the undisputed amount due pursuant to such Quarterly Statement within thirty (30) days after eBay’s receipt of such Quarterly Statement.

(c) Each Party may dispute in whole or in part any Initial Quarterly Statement, any Quarterly Statement or any component thereof prepared by the other Party, by providing written notice to such other Party within thirty (30) days from the receipt of the relevant Initial Quarterly Statement or Quarterly Statement (or component thereof), it being understood that any undisputed amounts on any Quarterly Statement (or components thereof) shall be paid when due by PayPal or eBay in accordance with Section 7.1(b). eBay and PayPal shall attempt in good faith to negotiate a resolution of any dispute within thirty (30) days from the receipt of the written notice by the Party that prepared the disputed Quarterly Statement (or component thereof). If the resolution of any such dispute with respect to a Quarterly Statement is that one Party owes a payment of any amount to the other Party or that one Party’s payment was in excess of the actual amount due, the Party that owes such payment or that received the excess payment, as applicable, shall pay such amount due or amount in excess to the other Party, plus interest accruing at the Interest Rate from the date that is thirty (30) days following the date set forth in Section 7.3(a) for PayPal to deliver to eBay the Quarterly Statement to the time of the payment, promptly, and in any event within thirty (30) days, after eBay and PayPal agree to such resolution. If a dispute regarding any Quarterly Statement is not resolved within such thirty (30)-day period, the dispute may be resolved in accordance with Section 16.2. The existence of a dispute (pursuant to this Section 7.1(c) or otherwise) shall not excuse any Party from any other obligation under this Agreement, including eBay’s or PayPal’s applicable obligation to pay any undisputed amounts and PayPal’s obligation to continue to perform Services hereunder, unless and until this Agreement is validly terminated pursuant to Section 10.2.

(d) The Parties hereby agree that the consideration payable pursuant to this Agreement also constitutes compensation for the services rendered by each Party under the Product Development Agreement and the Data Sharing Addendum, and that no additional payments shall be required to be made by one Party to another Party as consideration for such services.

7.2 Taxes.

(a) The amounts payable to eBay or PayPal, as applicable, pursuant to Section 7.1 shall be exclusive of any and all value added, goods and services, sales, use, consumption, excise, service, transfer, stamp, documentary, filing, recordation taxes or similar taxes and any related interest and penalties (collectively, “Transaction Taxes”). The Party receiving any services hereunder for which it would be required to pay a component fee but for the aggregation of such fees pursuant to Sections 6.4 and 7.1 shall be responsible for any Transaction Taxes imposed or assessed with respect thereto. The Party providing any services hereunder shall issue proper invoices usable by the Party receiving any services hereunder in order to recover (by way of credit or refund) in jurisdictions where they are recoverable. The Parties shall cooperate to minimize any Transaction Taxes and in obtaining any refund, return or rebate, or applying an exemption or zero-rating for services giving rise to any Transaction Taxes, including by filing any exemption or other similar forms or providing valid tax identification number or other relevant registration numbers, certificates or other documents. The Parties shall cooperate regarding any requests for information, audit, or similar request by any Taxing Authority concerning Transaction Taxes payable with respect to services provided pursuant to this Agreement.

(b) The Party receiving services hereunder shall be entitled to deduct and withhold Tax required by applicable Law to be withheld on payments made to the Party providing any service hereunder. To the extent any amounts are so withheld, the Party receiving any service hereunder shall timely remit such deducted and withheld amount to the relevant Taxing Authority and promptly provide the Party providing any services hereunder with evidence of such payment. The Party providing any services hereunder agrees to complete and provide to the Party receiving any services hereunder or if required, to the relevant Taxing Authority, at least ten (10) days prior to the payment due date, such forms, certifications or other documents as may be reasonably requested by the Party receiving any services hereunder, in order to reduce or exempt the withholding of any Tax with respect to payments made to the Party providing any services hereunder when and where applicable by Law. The Parties shall cooperate regarding any requests for information, audit, or similar request by any Taxing Authority concerning the withholding of any Tax payable with respect to services provided pursuant to this Agreement.

(c) Any penalties or interested imposed on any Transaction Taxes described in Section 7.2(a) or Tax described Section 7.2(b) shall be the responsibility of the Party receiving any services hereunder unless the penalties or interested are the result of an action or failure to act by the Party providing any services hereunder.

ARTICLE VIII

COMPLIANCE WITH LAW; AUDITS

8.1 Compliance with Law; Books and Records.

(a) Each Party shall ensure that the performance of its obligations hereunder complies with all applicable Laws (including all Data Protection Laws), and shall, at its sole expense, obtain and maintain in force all licenses, consents and permits required for it to comply with all such Laws. Without limiting the foregoing, neither Party shall be required to pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise) to enable the other Party to comply with such applicable Laws. Each Party shall notify the other Party of any requirements under applicable Law that require disclosures with respect to the Services to be made on any eBay Property or that require any other change to any such Property in connection with the Services, in each case to the extent such disclosure is required due to the nature of the Services. Notwithstanding the foregoing, to the extent required by applicable Law, PayPal and eBay shall be jointly responsible for notifying any Governmental Authority of this Agreement and of any modification hereto. The Parties shall, upon the reasonable request of the other Party, share information with each other as necessary to enable each Party to satisfy its obligations under this Section 8.1.

(b) Each Party and its Subsidiaries shall each maintain (and cause to be maintained) complete and accurate books and records for the purpose of supporting and documenting the accuracy of the Quarterly Statements and the calculation of the Aggregate Quarterly Fees, eBay Addressable GMV, PayPal Net TPV on eBay Properties and PayPal Net TPV Off eBay, including any financial, operating and market data with respect to the Services, and as otherwise reasonably necessary to confirm such Party’s compliance with this Agreement (except for Sections 3.1 and 3.2). All such books and records will be retained at the applicable Party’s, or its applicable Subsidiary’s, principal place of business for a period of at least eighteen (18) months after the payments to which they pertain have been made. Each Party’s books and records will be open for inspection and review (as set forth in this Article 8) during such eighteen (18)-month period for the purpose of verifying the accuracy of the payments and charges made hereunder and such Party’s compliance with this Agreement.

8.2 Audits.

(a) Each Party shall have the right (but not the obligation) to engage an independent auditor to conduct (and such Party shall be permitted to cause such independent auditor to so conduct), at such Party’s sole cost and expense, audits (each, an “External Audit”) of the other Party to confirm: the accuracy of the Quarterly Statements and any financial, operating and market data used to determine the Aggregate Quarterly Fees. The Party causing the External Audit to be conducted is referred to herein as the “Requesting Party,” and the Party that that is the subject of the External Audit is referred to herein as the “Audited Party.” The scope of the External Audit referred to in the preceding sentence shall be set forth in an auditor’s review instruction letter that the Requesting Party shall provide to the auditor performing such External Audit (such auditor, the “External Auditor”). Any External Audit conducted pursuant to this Section 8.2 shall be conducted by an independent, external, internationally-recognized firm as mutually agreed upon by the Parties with appropriate qualifications and experience in conducting audits of this nature. Before beginning an External Audit, the External Auditor shall execute a confidentiality agreement with the Audited Party, the terms of which shall not frustrate or impede the purpose of the External Audit or the disclosure of the results thereof to the Requesting Party; provided, that if the External Auditor has executed a confidentiality agreement in accordance with this Section 8.2(a) during the Term and such confidentiality agreement remains in full force and effect, the External Auditor shall not be required to reexecute a second confidentiality agreement. The External Auditor shall create a detailed written report of the results and findings of each External Audit, and simultaneously provide copies of the report to both eBay and PayPal; provided, that such report shall not contain any Highly Sensitive Information that, if disclosed to the Requesting Party, would cause the Audited Party competitive harm, and shall not disclose any information to the extent disclosure of such information to the Requesting Party would violate applicable Law.

(b) The Requesting Party may, through an External Auditor, conduct External Audits under Section 8.2(a) no more than once per Calendar Year. The External Auditor shall conduct all audits during normal business hours and shall endeavor to conduct them in a manner that does not unreasonably interfere with the Audited Party’s business operations. The Audited Party shall reasonably cooperate with the External Auditor in connection with any External Audit, including by providing the External Auditor with access to financial and accounting books and statements, management and operating data, records, accounts, financial statements and management Personnel and other Personnel, but only as reasonably necessary for the purposes of the External Audit, and ensure that its Personnel cooperate with any such External Audit and all other reasonable requests by the External Auditor for additional information or documentation required to complete such External Audit. The Audited Party shall not be required pursuant to this Section 8.2 to disclose to the External Auditor any information to the extent disclosure of such information to the External Auditor would violate applicable Law.

(c) If an audit by a Governmental Authority having jurisdiction over either Party results in a finding that either Party is not in compliance with any generally accepted accounting principle or other audit or accounting requirement or any Law relating to the performance of its obligations under this Agreement, the Party that is found to be non-compliant shall, at its own expense and within the time period specified by such Governmental Authority auditor, address and resolve the deficiencies identified by such Governmental Authority.

8.3 Audit Responses.

(a) Subject to Section 8.3(c), if any External Audit conducted pursuant to Section 8.2 or any Internal Audit conducted pursuant to Section 15.3 reveals that eBay overpaid any amount due or is owed any amount under this Agreement (except for any portion thereof disputed in good faith), PayPal shall within ten (10) business days after such determination reimburse eBay the amount of such underpayment or pay to eBay the amount owed, in each case plus interest accruing at the Interest Rate from the date of payment by eBay or the date such payment should have been made to eBay to the time of reimbursement or payment by PayPal. If any External Audit reveals any material inaccuracy of the Quarterly Statements or Aggregate Quarterly Fees resulting from the conduct of or information provided by PayPal that equals or exceeds two hundred fifty thousand Dollars ($250,000) and also amounts to ten percent (10%) or more of the total amount payable by eBay for any period covered by the review, PayPal shall reimburse eBay for the cost of such External Audit.

(b) Subject to Section 8.3(c), if any External Audit conducted pursuant to Section 8.2 or any Internal Audit conducted pursuant to Section 15.3 reveals that eBay underpaid any amount due or received any amount under this Agreement to which it was not entitled (except for any portion thereof disputed in good faith), eBay shall within ten (10) business days after such determination pay to PayPal the amount of such underpayment or reimburse PayPal the amount to which eBay was not entitled, in each case plus interest accruing at the Interest Rate from the date such payment originally should have been made by eBay or the date of payment by PayPal to the time of payment or reimbursement by eBay. If any External Audit reveals any material inaccuracy of the Quarterly Statements or Aggregate Quarterly Fees resulting from the conduct of or information provided by eBay that equals or exceeds two hundred fifty thousand Dollars ($250,000) and also amounts to ten percent (10%) or more of the total amount payable by eBay for any period covered by the review, eBay shall reimburse PayPal for the cost of such External Audit.

(c) Either Party may dispute the results of an Audit by providing written notice to the other Party within thirty (30) days of the completion of the Audit and delivery of the applicable Audit report, in which case the Parties shall attempt in good faith to negotiate a resolution of any dispute within thirty (30) days of the receipt of such written notice. If the Parties are unable to resolve any such dispute after such thirty (30)-day period, the Parties shall resolve the dispute pursuant to Section 16.2.

ARTICLE IX

CONFIDENTIALITY; USER DATA

9.1 Confidential Information. Each of eBay (and its Affiliates) and PayPal (and its Affiliates) (in such capacity, the “Receiving Party”) agrees to hold, and to cause its Personnel to hold, in strict confidence, the Confidential Information of the other Party (in such capacity, the “Disclosing Party”) using at least the same standard of care to prevent the public disclosure and dissemination thereof as the Receiving Party uses to protect its own comparable Confidential Information. “Confidential Information” of the Disclosing Party means information including marketing plans, product plans, business strategies, financial information, forecasts, Personal Information, Highly Sensitive Information, customer lists and customer data, technical documents and information and any similar materials and information, regarding the Disclosing Party and its Affiliates, or their representatives or customers, disclosed by the Disclosing Party to the Receiving Party under or in connection with this Agreement, whether orally, electronically, in writing, or otherwise, including copies thereof, that is, in each case, (a) if disclosed in a tangible form, marked using a legend such as “Confidential” or “Proprietary” or if not so marked, should be reasonably understood by the Receiving Party from the context of disclosure or from the information itself, to be confidential, or (b) if disclosed orally or visually, declared to be confidential or, if not so declared, should be reasonably understood by the Receiving Party from the context of disclosure or from the information itself to be confidential. Each of eBay and PayPal agrees, on its behalf and on behalf of its Affiliates, not to use any Confidential Information of the other Party other than for such purposes as shall be expressly permitted under this Agreement, except, in each case, to the extent that such Confidential Information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by the Receiving Party or any of its Affiliates or any of their Personnel in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any of its Affiliates) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such Confidential Information or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any of its Affiliates. If any Confidential Information of one Party or any of its Affiliates is disclosed to the other Party or of its Affiliates in connection with providing the Services under this Agreement, then such disclosed Confidential Information shall be used by the Receiving Party only as required to perform such Services.

9.2 Additional Confidentiality Provisions. Sections 6.9(b) and 6.10 of the Separation and Distribution Agreement are incorporated by reference into this Agreement, mutatis mutandis, except that each reference in the Separation and Distribution Agreement to “Section 6.9” or “the confidentiality provisions hereof” shall be deemed to refer to Section 9.1. Notwithstanding anything to the contrary herein, the Receiving Party shall be free to use for any purpose the Residual Information resulting from access to any Confidential Information of the Disclosing Party disclosed to it under this Agreement. Receiving Party’s receipt of Confidential Information under this Agreement shall not create any obligation that in any way limits or restricts the assignment and/or reassignment of the Receiving Party’s Personnel. The Parties acknowledge and understand that the foregoing does not constitute a license under any patents or copyrights.

9.3 Competitive or Similar Materials. Subject to Article 14, and without relieving either Party of its obligations under this Article 9, in no event shall either Party be precluded from discussing, reviewing, developing for itself, having developed, acquiring, licensing or developing for third parties, as well as marketing and/or distributing, materials that are competitive with the other Party’s products and/or services, regardless of their similarity to current products or services or products or services that may be developed after the date of this Agreement.

9.4 User Data.

(a) As between the Parties, PayPal owns all PayPal User Data and PayPal does not in any way assign, transfer, or convey title to PayPal User Data. PayPal User Data may not be used by eBay for any reason other than for the purpose of carrying out eBay’s obligations under this Agreement and the Data Sharing Addendum. As between the Parties, eBay owns all eBay User Data and eBay does not in any way assign, transfer, or convey title to PayPal to any

eBay User Data. eBay User Data may not be used by PayPal for any reason other than for the purpose of carrying out PayPal’s obligations under this Agreement and the Data Sharing Addendum; provided, that following the consummation of a Specified Change of Control, eBay User Data may not be used by the eBay Specified Person involved in such Specified Change of Control (or any of such Person’s direct or indirect Subsidiaries or controlled Affiliates, other than PayPal and its Subsidiaries existing as of the consummation of such Specified Change of Control) for any purpose.

(b) To the extent that eBay User Data includes information that also meets the definition of PayPal User Data, eBay and PayPal shall have overlapping ownership rights in such information, and the information shall be deemed both eBay User Data and PayPal User Data. eBay and PayPal shall use eBay User Data and PayPal User Data, respectively, in accordance with their respective privacy policies.

(c) In the event that the Disclosing Party discloses User Data to the Receiving Party that would not ordinarily be collected by the Receiving Party in the course of performing its obligations under this Agreement or the Data Sharing Addendum, that information shall be the Confidential Information of the Disclosing Party and, except as set forth in the Data Sharing Addendum, the Receiving Party shall keep such Confidential Information only as long as necessary to perform its obligations under this Agreement and shall not have the right to use, reproduce, display, perform, or modify such Confidential Information and any derivative works thereof except as strictly required to perform Services under this Agreement.

9.5 Privacy Policy. The terms of each Party’s privacy policy shall be adequately displayed within such Party’s respective websites and meet current legal and industry standards applicable within such Party’s reasonable determination.

ARTICLE X

TERM AND TERMINATION

10.1 Term. This Agreement shall commence on the Effective Time and shall remain in full force and effect for an initial term of five (5) years (the “Initial Term”). Thereafter, this Agreement may be renewed by mutual written agreement of the Parties for additional renewal terms of one (1) year each (each a “Renewal Term”). This Agreement may otherwise be terminated only as expressly provided in this Article 10. Collectively, the Initial Term and any Renewal Term(s) constitute the “Term”; provided, that the Term shall end if and when this Agreement is terminated in accordance with this Article 10.

10.2 Termination by eBay or PayPal. Neither Party shall have any right to terminate this Agreement or any of the Services before the end of the Term except if the other Party (a) becomes insolvent or makes an assignment for the benefit of creditors; or (b) commits a material breach of this Agreement that is not cured within one hundred twenty (120) days after the breaching Party receives of notice of such breach, or is incapable of being cured within one hundred twenty (120) days of the receipt of such notice; provided, that no Party may terminate this Agreement pursuant to Section 10.2(b) until the Parties have completed the dispute resolution procedures set forth in Sections 16.1 and 16.2.

10.3 Replacement Services. If either Party commits a material breach of this Agreement in its provision or usage of Services that has a significant impact on the non-breaching Party’s ability to conduct a material aspect of its business and the breaching Party is unable to cure such breach within twenty-four (24) hours of notice of such breach, the non-breaching Party may obtain replacement services from a third party that are comparable to the Services until the breach is cured or this Agreement is terminated, and the breaching Party will reimburse all commercially reasonable costs incurred by the non-breaching Party to obtain such replacement services until the breach is cured or this Agreement is terminated.

10.4 Effect of Termination. In connection with termination of this Agreement for any reason:

(a) Tail Period. During the one (1)-year period following the termination of this Agreement (the “Tail Period”), all of the provisions of this Agreement will continue to apply as if the Tail Period was part of the Term, except for: (i) the Parties ability to extend the Agreement for additional Renewal Terms pursuant to Section 10.1; (ii) the Parties’ obligations under the Product Development Agreement; (iii) Article 14 and (iv) eBay’s obligation to make Penetration Rate Payments if the Penetration Rate is less than the Baseline Rate.

(b) Unpaid Amounts. No Party shall be relieved from its obligation to pay any fees, payments or other amounts incurred and payable to the other Party prior to termination of this Agreement, including, as applicable, the Aggregate Quarterly Fees.

10.5 Termination Assistance Services. During the Tail Period, each Party shall use reasonable best efforts to cooperate in good faith with the other Party to transition off of the Services provided under this Agreement, including by providing each other with all information and assistance necessary and requested by the other Party to assist in such transition, cooperating to develop a written disengagement plan and taking such other actions as may be reasonably required to allow the Parties to operate their respective businesses without the mutual arrangements set forth in this Agreement (the “Termination Assistance Services”). The Parties will discuss and agree to the appropriate service levels applicable to the Termination Assistance Services, which service levels may be different from the Service Levels applicable to the services provided under this Agreement; provided, that failure of the Parties to agree on a service level for Termination Assistance Services shall not affect the Parties’ respective obligations to provide such Termination Assistance Services. Notwithstanding the foregoing, neither Party has any obligation to provide the other Party or any third Person with any (a) Highly Sensitive Information pursuant to this Section 10.5 other than data regarding the eBay Merchants and PayPal Users to the extent (i) required for the purpose of facilitating any Services that are continuing to be provided pursuant to this Agreement (provided, that such third Person shall not use such data for any other purpose), (ii) that disclosure of such data to a Party or a third Person, as the case may be, in accordance with this Agreement does not violate applicable Law and (iii) disclosure of such data to a Party or a third Person, as the case may be, in accordance with this Agreement does not violate the terms of use or terms of service under which such data was collected, or (b) other information or materials, to the extent that disclosure of such other information or materials to a Party or such third Person, as the case may be, would violate applicable Law.

10.6 Survival. Article 1, Section 7.1, Section 8.2 (for six (6) months after the payment due date of the final Quarterly Statement issued in accordance with this Agreement), Article 9, Section 10.4, Section 10.5, this Section 10.6, Article 11, Article 12, Article 13, Article 16 and Article 17 shall survive any termination of this Agreement. Any and all liabilities accrued prior to termination shall survive any termination of this Agreement.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES

11.1 Representations and Warranties by the Parties. Each of eBay and PayPal hereby represents and warrants to the other Party as follows:

(a) The execution and performance of this Agreement by such Party does not violate, conflict with, or result in a material default under any other material Contract to which it is a party, or by which its assets or property is bound.

(b) It holds all the necessary licenses, consents and authorizations required to engage in the sale and performance of the Services.

11.2 Representations and Warranties by PayPal. PayPal hereby represents and warrants to eBay as follows:

(a) It has the skill and experience necessary to perform its obligations under this Agreement, including performing the Services, in a professional manner.

(b) The Services will be performed according to specifications set forth in any and all accompanying documents.

(c) The Services shall comply with all applicable Laws, including all Data Protection Laws.

11.3 Representations and Warranties by eBay. eBay hereby represents and warrants to eBay as follows:

(a) It has the skill and experience necessary to perform its obligations under this Agreement in a professional manner.

(b) The Services will be made available through the eBay Properties according to specifications set forth in any and all accompanying documents.

(c) The eBay Properties shall comply with all applicable Laws in connection with the Services, including all Data Protection Laws.

11.4 Disclaimer of Warranty. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 11, NO PARTY MAKES, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, ANY REPRESENTATION OR WARRANTY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE XII

INDEMNIFICATION

12.1 PayPal’s Indemnification of eBay. PayPal agrees to defend, indemnify, and hold harmless eBay, its Subsidiaries, and its and their respective directors, officers, employees, representatives and agents (the “eBay Group”) from and against any and all Losses arising out of or resulting from any Third-Party Claim to the extent arising out of or resulting from (a) the violation by PayPal of any Data Protection Laws in connection with the Services, (b) any breach (or a claim by a third Person that if true would be a breach) or alleged breach of any of PayPal’s representations or warranties set forth in Article 11 or the covenants of PayPal in this Agreement or (c) subject to Section 12.4, the infringement or misappropriation of any Intellectual Property Right of any third Person as a result of the eBay Group’s use of any Services, Systems, Platform or other Technology provided by PayPal under this Agreement.

12.2 eBay’s Indemnification of PayPal. eBay agrees to defend, indemnify, and hold harmless PayPal, its Subsidiaries, and its and their respective directors, officers, employees, representatives and agents (the “PayPal Group”) from and against any and all Losses arising out of or resulting from any Third-Party Claim to the extent arising out of or resulting from (a) the violation by eBay of any Data Protection Laws in connection with the Services, (b) any breach (or a claim by a third Person that if true would be a breach) or alleged breach of any of eBay’s representations or warranties set forth in Article 11 or the covenants of eBay in this Agreement or (c) subject to Section 12.4, the infringement or misappropriation of any Intellectual Property Right of any third Person as a result of the PayPal Group’s use of any Services, Systems, Platform or other Technology provided by eBay under this Agreement.

12.3 Indemnification Procedures.

(a) Promptly after receipt by the Party seeking indemnification pursuant to this Article 12 (the “Indemnified Party”) of notice of the commencement or threatened commencement of any Third-Party-Claim in respect of which such Indemnified Party intends to seek indemnification pursuant to Section 12.1 or Section 12.2, the Indemnified Party shall notify the other Party (the “Indemnifying Party”) of such Third-Party Claim in writing. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim. No failure to so notify the Indemnifying Party shall relieve it of its obligations under this Agreement, except to the extent that it can demonstrate that it was prejudiced by such failure.

(b) The Parties shall resolve any Third-Party Claim for which indemnification is sought pursuant to this Article 12 in accordance with the provisions, procedures and rules set forth in Sections 4.5(b) through (g), 4.6 and 4.7 of the Separation and Distribution Agreement.

12.4 Infringement Claims.

(a) Exclusions. Notwithstanding any other provision in this Agreement, PayPal and eBay, as applicable, shall not have any obligation under Sections 12.1, 12.2 or otherwise to the extent that any Third-Party Claim of infringement (including direct infringement, inducement to infringe, or contributory infringement) or misappropriation of Intellectual Property Rights is based on or arises in whole or in part out of: (i) the other Party’s (or any member of its Group’s) breach of this Agreement, where such infringement or misappropriation would not have occurred but for such breach; (ii) modifications of or enhancements to any of the Indemnifying Party’s Services, Systems, Platform or other Technology by any Person other than the Indemnifying Party (or any member of its Group), where such infringement or misappropriation would not have occurred but for such modifications or enhancements; (iii) the use of any of any of the Indemnifying Party’s Services, Systems, Platform or other Technology in combination with other software or technologies not provided by the Indemnifying Party, where such infringement or misappropriation would not have occurred but for such combination; (iv) the other Party’s (or any member of its Group’s) willful infringement of any Intellectual Property Rights of any third Person, or (v) the other Party’s (or any member of its Group’s) use of any of the Indemnifying Party’s Services, Systems, Platform or other Technology not in accordance with this Agreement.

(b) Mitigation. In addition to any other rights of or remedies available to the Parties, if the Services, Systems, Platform or any other Technology provided by eBay or PayPal (in such capacity, the “Providing Party”) is found or alleged to infringe or misappropriate any Intellectual Property Right of any third Person, or, in the Providing Party’s reasonable opinion is likely to be so found, then the Providing Party may, at its option and sole expense: (i) modify such infringing Services, Platform or Technology to make it (or them) non-infringing, provided, that such modification does not adversely affect in any material way the functionality, completeness, or accuracy of any of the Services or any Service Levels applicable thereto; (ii) procure for the other Party the right to continue using such Services, Systems, Platform or Technology; or, (ii) if neither (i) nor (ii) are possible within a reasonable time, replace such Services, Systems, Platform or Technology with substantially equivalent services or Technology that are non-infringing. If, after using commercially reasonable efforts, the Providing Party determines that it cannot implement one of the foregoing steps (i), (ii) or (iii) within a reasonable time, it shall promptly notify the other Party. Upon receiving any such notice, such other Party may, at its option and without limitation to any other rights of or remedies available to such Party, either cease offering such Services, Systems, Platform or Technology on eBay Covered Properties and adjust the Services offered on eBay Covered Properties and calculation of Penetration Rate appropriately.

(c) Sole Remedy. This Article 12 states each Party’s sole and exclusive remedy with respect to any direct or indirect infringement (whether actual or alleged) or misappropriation of any Intellectual Property Rights of any other Person (and any claim or action relating thereto) based on any Services, Systems, Platform or other Technology provided by the other Party under this Agreement.

12.5 Exclusion of Other Indemnification Remedies. The provisions of this Article 12 shall, to the maximum extent permitted by applicable Law, be the sole and exclusive remedies of the eBay Group and the PayPal Group, as applicable, for any Liability arising out of or resulting from any Third-Party Claim arising out of or resulting from this Agreement, whether such Third-Party Claim arises from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise under this Agreement.

ARTICLE XIII

LIMITATION OF LIABILITY

13.1 Limitation of Liability.

(a) THE CUMULATIVE AGGREGATE LIABILITIES OF EACH PARTY AND ITS SUBSIDIARIES AND THEIR RESPECTIVE REPRESENTATIVES UNDER THIS AGREEMENT DURING ANY CALENDAR YEAR FOR ANY ACT OR FAILURE TO ACT IN CONNECTION HEREWITH (INCLUDING THE PERFORMANCE OR BREACH OF THIS AGREEMENT), OR FOR ANY OTHER MATTER UNDER THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, SHALL NOT EXCEED FIFTY PERCENT (50%) OF THE AGGREGATE REVENUE RECEIVED BY PAYPAL DURING SUCH CALENDAR YEAR GENERATED BY PAYPAL NET TPV ON EBAY COVERED PROPERTIES.

(b) IN NO EVENT SHALL EITHER PARTY, ITS SUBSIDIARIES OR THEIR RESPECTIVE REPRESENTATIVES BE LIABLE TO THE OTHER PARTY (OR ANY MEMBER OF ITS GROUP) FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER PARTY OR ANY MEMBER OF ITS GROUP (INCLUDING LOST PROFITS OR LOST REVENUES) IN CONNECTION WITH THIS AGREEMENT (OTHER THAN ANY SUCH LIABILITY WITH RESPECT TO A THIRD-PARTY CLAIM), AND EACH PARTY HEREBY WAIVES ON BEHALF OF ITSELF, ITS SUBSIDIARIES AND ITS REPRESENTATIVES ANY CLAIM FOR SUCH DAMAGES, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE.

ARTICLE XIV

MERCHANT OF RECORD; NON-COMPETE

14.1 Merchant of Record.

(a) During the Term, except as set forth in Sections 14.1(b), (c) and (d), eBay shall not declare itself as the Merchant of Record for transactions between users effected through any service or offering available on (i) an eBay Covered Property (excluding transactions that are excluded from the definition of eBay Addressable GMV) or (ii) any third party payments platform where the value of such transactions is included in the definition of eBay Addressable GMV (with all references in such definition to “eBay” being deemed to refer to such third party payments platform). Notwithstanding the foregoing, if and to the extent that eBay is the owner of inventory sold on an eBay Covered Property and takes financial responsibility for all full and partial returns and any chargebacks initiated by the customer (a “First Party Transaction”), eBay may elect to declare itself as the Merchant of Record solely with respect to such First Party Transaction.

(b) If PayPal provides payment processing services to a Competitive Platform Operator as a Merchant of Record for third party merchant transactions effected by or on such Competitive Platform Operator’s platform, eBay shall also be permitted to become a Merchant of

Record for transactions effected by eBay Merchants on eBay Covered Properties, and the Parties shall cooperate in good faith to mutually develop a transition plan and adjustment to the Product Development Plan to enable eBay to become a Merchant of Record as described in this Section 14.1(b).

(c) Upon the consummation of a Specified Change of Control, eBay may elect to become a Merchant of Record (without triggering the termination of this Agreement or any related arrangements) by delivering a written notice to PayPal at any time beginning at the effective date of such Specified Change of Control and ending ninety (90) days thereafter, with such Merchant of Record election to become effective on a date, specified by eBay in such written notice, that is no less than fifteen (15) months nor greater than twenty-one (21) months following the consummation of such Specified Change of Control.

(d) Following the three (3) year anniversary of the Effective Time, eBay shall be permitted to declare itself as a Merchant of Record for transactions effected by third Persons in up to two (2) Covered Jurisdictions as selected by eBay in its sole discretion (each, a “Test Jurisdiction”); provided, that (i) the GMV transacted as a Merchant of Record on all eBay Covered Properties in each Test Jurisdiction during the fourth (4th) year of the Term shall not exceed five percent (5%) of the GMV on all eBay Covered Properties in such Test Jurisdiction during such year, and (ii) the GMV transacted as a Merchant of Record on all eBay Covered Properties in each Test Jurisdiction during each of the fifth (5th) year of the Term and the Tail Period shall not exceed ten percent (10%) of the GMV on all eBay Covered Properties in such Test Jurisdiction during each such year.

14.2 eBay Non-Compete. During the Term, except as otherwise expressly contemplated in this Agreement or the Transition Services Agreement, eBay and its controlled Affiliates shall not, directly or indirectly, engage in the business of marketing, distributing, promoting or selling their own proprietary payment solution for use (i) on the eBay Covered Properties or (ii) on any Properties in the Covered Jurisdictions that are not eBay Properties (the “eBay Restricted Business”).

14.3 PayPal Non-Compete. During the Term, except as otherwise expressly contemplated in this Agreement or the Transition Services Agreement, PayPal and its controlled Affiliates shall not, directly or indirectly, engage in the business of marketing, distributing, promoting or selling their own proprietary marketplace offering for the sale of physical goods, other than the Tradera marketplace (the “PayPal Restricted Business”).

14.4 Exceptions to Non-Compete. Notwithstanding anything to the contrary set forth in Section 14.2 or 14.3:

(a) Nothing in this Agreement shall prohibit, preclude or in any way restrict eBay and its controlled Affiliates, on the one hand, or PayPal and its controlled Affiliate, on the other hand, from: (i) purchasing or acquiring, or being the holder or beneficial owner of, up to the greater of five percent (5%) or $100 million of the outstanding equity securities of any Person; (ii) acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in a business activity that would otherwise violate Section 14.2 or Section 14.3, as applicable, (a “Competing Business”) if the annual revenue generated by such Competing

Business in the last completed fiscal year of such Person did not exceed the greater of (A) ten percent (10%) of such Person’s consolidated annual revenues for such fiscal year and (B) the lesser of fifty percent (50%) of such Person’s consolidated annual revenues for such fiscal year and $500 million.

(b) Nothing in this Agreement shall prohibit, preclude or in any way restrict any director of eBay or PayPal from, whether in such director’s personal capacity or as a manager, partner, director, officer or other control person of an investment fund, investing in, participating in or directing the investment in, serving on the board of directors or similar governing body of, receiving information rights in or participating in other customary activities related to investments in, any Person that is engaged in the Competing Business.

(c) If the restrictions set forth in Section 14.2 are not enforceable for any portion of the Term or with respect to any portion of the eBay Restricted Business in any jurisdiction under the antitrust/competition laws of such jurisdiction, the Parties shall negotiate in good faith and agree upon a suitable and equitable alternative that, to the fullest extent permitted under the antitrust/competition laws of such jurisdiction, effects the original intent of Section 14.2. If the restrictions set forth in Section 14.3 are not enforceable for any portion of the Term or with respect to any portion of the PayPal Restricted Business in any jurisdiction under the antitrust/competition laws of such jurisdiction, the Parties shall negotiate in good faith and agree upon a suitable and equitable alternative that, to the fullest extent permitted under the antitrust/competition laws of such jurisdiction, effects the original intent of Section 14.3. Any such alternative agreed upon by the Parties pursuant to this Section 14.4 may include the payment of a fee or other lump sum amount by one Party to the other Party.

ARTICLE XV

GOVERNANCE

15.1 Designated Operational Representatives. eBay and PayPal shall each appoint and designate an individual to act as its initial designated representative (collectively, the “Designated Operational Representative”). Each Designated Operational Representative shall be directly responsible for coordinating and managing the delivery and use of the Services and the compliance with the other obligations of the designating Party under this Agreement, and shall have authority to act on eBay’s and PayPal’s behalf, as applicable with respect to the provision and use of such Services and such other obligations. Each Designated Operational Representative shall work with the Personnel of the Party appointing such Designated Operational Representative to periodically address issues and matters raised by the other Party relating to the provision of Services. The Designated Operational Representatives shall meet at least once per Month to review and discuss the delivery and use of the Services (including the results of any Account Review) and the Parties’ compliance with their respective obligations under this Agreement. In connection with such meetings, PayPal shall deliver to eBay, at least once per Month, reports regarding PayPal’s ongoing performance under the Service Levels. All communications between the Parties pursuant to this Agreement regarding routine matters involving the Services and the other obligations of the Parties under this Agreement shall be directed to the applicable Designated Operational Representative. Each Party shall notify the other Party of the resignation of its Designated Operational Representative or appointment of a new Designated Manager at least ten (10) business days prior to such appointment.

15.2 Quarterly Reviews.

(a) At least once per Quarter, the Parties shall review in good faith each then-current Service Level to evaluate PayPal’s performance under such Service Level, including any remedial steps PayPal has taken to address any Service Level failures, during such period. As part of such review, the Parties shall discuss any ongoing improvements to the Services that are necessary to ensure continued adherence to the applicable Service Levels (including the Service Levels as updated, if applicable). PayPal shall also use reasonable efforts to identify any processes used by PayPal in connection with other customers that would benefit eBay to improve the performance of Services hereunder against the Service Levels, and shall consult with eBay as to the implementation of any such methods of improving such performance against the Service Levels approved by eBay.

(b) At least once per Quarter, the Chief Executive Officer of each of eBay and PayPal shall meet to review and discuss the Services, the performance by each Party of its respective obligations under this Agreement and the other aspects of the relationship between the Parties set forth in this Agreement.

15.3 Internal Audits; Security Review.

(a) At least annually, each Party shall conduct, at its sole cost and expense, an internal audit of its compliance with this Agreement (each, an “Internal Audit” and, together with an External Audit, an “Audit”). The Party conducting the Internal Audit is referred to herein as the “Internal Audit Party.” The Internal Audit shall be conducted in accordance with the Internal Audit Party’s customary internal audit procedures and policies. The Internal Audit Party shall create a detailed written report of the results and findings of each review, and simultaneously provide copies of the report to the Audit Committees of the boards of directors of each of eBay and PayPal (the “Audit Committees”); provided, that such report shall not contain any Highly Sensitive Information that, if disclosed to such Audit Committees, would cause the Internal Audit Party competitive harm, and shall not disclose any information to the extent disclosure of such information to the Audit Committees would violate applicable Law.

(b) At least annually, each Party shall complete a security review (a “Security Review”), or provide certification of such Security Review, by an industry recognized third party firm agreed upon by the Parties that specializes in information systems security audits and assessments. The definition of passing criteria from the results of the Security Review shall include vulnerability findings with no greater than a risk categorization of “LOW.” Any findings from the Security Review categorized as “MEDIUM” or “HIGH” must be resolved to the other Party’s reasonable satisfaction as promptly as practicable following the date of the review. The Parties shall use reasonable best efforts to coordinate with each other so that each Party’s Security Review occurs at approximately the same time of the Calendar Year as such Party’s Internal Audit.

15.4 Operational Review. During the Month of December of each Calendar Year during the Term (or such other Month as is mutually agreed by the Parties), the Chief Executive Officer of each of eBay and PayPal shall prepare a written assessment of each Party’s compliance under this Agreement and the Product Development Agreement, the costs and benefits of this Agreement and the Product Development Agreement to eBay or PayPal, as applicable, the Product Development Plan for the upcoming Calendar Year, the Parties’ performance of the Development Projects included in the Product Development Plan for the current Calendar Year and any other aspect of the relationship between the Parties governed by this Agreement and the Product Development Agreement as such Chief Executive Officer deems relevant (a “CEO Assessment”). The CEO Assessments shall be distributed to the Chairman of the board of directors, Chief Executive Officer and Chairman of the Audit Committee of eBay and PayPal as well as any member of the eBay or PayPal board of directors who served as the Chief Executive Officer or Chief Financial Officer of eBay immediately prior to the Effective Time (the “Operational Review Group”). The Operational Review Group shall meet within thirty (30) days of the distribution of the CEO Assessments to review the CEO Assessments and other aspects of the relationship between the Parties governed by this Agreement as the Operational Review Group shall deem relevant. The Operational Review Group will also consider any findings noted in each Audit report produced in an External Audit or an Internal Audit and develop and agree upon an action plan to promptly address and resolve any deficiencies, concerns and/or recommendations in such Audit report, and, unless mutually agreed by the Parties, the Party responding to a deficiency, concern and/or recommendation in an Audit report, shall, at its own expense, undertake remedial action in accordance with such action plan. During the Month of June of each Calendar Year during the Term (or such other Month as is mutually agreed by the Parties), the boards of directors of each of eBay and PayPal shall meet with each other and discuss the aspects of the relationship between the Parties governed by this Agreement, including opportunities for additional or expanded commercial relationships on arm’s length terms.

ARTICLE XVI

DISPUTE RESOLUTION

16.1 Good Faith Negotiation. Subject to Section 16.3, either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement, including the breach, termination or validity of this Agreement (a “Dispute”), shall provide written notice thereof to the other Party (the “Initial Notice”), and within thirty (30) days of the delivery of the Initial Notice, the Parties shall attempt in good faith to negotiate a resolution of the Dispute. The negotiations shall be conducted by executives who hold, at a minimum, the title of senior vice president or general counsel and who have authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within thirty (30) days after the delivery of such notice or if a Party reasonably concludes that the other Party is not willing to negotiate as contemplated by the preceding sentences of this Section 16.1, the Dispute shall be resolved in accordance with Section 16.2.

16.2 Dispute Resolution Process. Any Dispute that cannot be resolved by good faith negotiations between the Parties shall be submitted to the Escalation Committee and resolved in accordance with Sections 7.2 to 7.6 of the Separation and Distribution Agreement.

16.3 Litigation and Unilateral Commencement of Arbitration. Notwithstanding the foregoing provisions of this Article 16 or Sections 7.2 to 7.4 of the Separation and Distribution Agreement, a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 16.1, Section 16.2 or Sections 7.2 to 7.4 of the Separation and Distribution Agreement if such action is reasonably necessary to avoid irreparable damage.

16.4 Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause their respective Subsidiaries to, continue to honor all commitments under this Agreement to the extent required by this Agreement during the course of dispute resolution pursuant to the provisions of this Article 16, unless such commitments are the specific subject of the Dispute at issue. Notwithstanding the foregoing, PayPal agrees that its interruption of the Services may cause irreparable harm to eBay for which no adequate remedy exists at Law and agrees, during the pendency of any Dispute not to deny, withdraw, restrict or delay its provision of the Services to eBay Merchants or PayPal Users except as required by court order, by the resolution of the Dispute or as a result of the termination of this Agreement (subject to the Termination Assistance Services).

ARTICLE XVII

MISCELLANEOUS

17.1 Mutual Cooperation. Each Party shall, and shall cause its Subsidiaries to, cooperate with the other Party and its Subsidiaries in connection with the performance of the Services hereunder; provided, that such cooperation shall not unreasonably disrupt the normal operations of such Party or its Subsidiaries; provided, further, that this Section 17.1 shall not require such Party to incur any out-of-pocket costs or expenses unless and except as expressly provided in this Agreement or otherwise agreed to in writing by the Parties.

17.2 Further Assurances. Each Party shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

17.3 Relationship. The Parties each acknowledge and agree that they are separate entities, each of which has entered into this Agreement for its own independent business reasons. Nothing contained in this Agreement shall be construed as creating a joint venture, partnership, agency, fiduciary or employment relationship among or between any of the Parties.

17.4 No Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any member of the eBay Group or the PayPal Group in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

17.5 Amendment. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification. If the Parties have each determined that it is necessary or advisable to amend this Agreement but cannot agree on the terms of such amendment, the Parties shall resolve the dispute pursuant to Sections 16.1 and 16.2.

17.6 Compliance with Law. Notwithstanding anything to the contrary in this Agreement, none of the covenants or obligations in this Agreement shall require either Party to violate any applicable Law.

17.7 Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party hereto or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent shall be required for (i) the assignment of a Party’s rights and obligations under this Agreement in whole or in part to any of its Subsidiaries; provided, that no such assignment shall release such Party from any liability or obligation under this Agreement; or (ii) the assignment of all of a Party’s rights and obligations under in whole (i.e., the assignment of a party’s rights and obligations under this Agreement, the Separation and Distribution Agreement and all other Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing in this Section 17.7 is intended to, or shall be construed to, prohibit eBay or PayPal from being party to or undertaking a change of control.

17.8 Incorporation by Reference. Sections 10.1 (excluding Sections 10.1(c)), 10.2, 10.5 through 10.14 and 10.16 through 10.19 of the Separation and Distribution Agreement are incorporated by reference into this Agreement, mutatis mutandis, except that each reference to “this Agreement”, “any Ancillary Agreement” or “each Ancillary Agreement” in the Separation and Distribution Agreement shall be deemed to refer to this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by persons duly authorized as of the date and year first above written.

EBAY INC.

By:	/s/ Devin N. Wenig
	Name:	Devin N. Wenig
	Title:	President and CEO-Designee, Marketplaces

EBAY INTERNATIONAL AG

By:	/s/ Anthony Glasby
	Name:	Anthony Glasby
	Title:	Authorized Signatory

PAYPAL HOLDINGS, INC.

By:	/s/ Daniel H. Schulman
	Name:	Daniel H. Schulman
	Title:	President and CEO-Designee

PAYPAL, INC.

By:	/s/ Daniel H. Schulman
	Name:	Daniel H. Schulman
	Title:	President

PAYPAL PTE. LTD.

By:	/s/ Anthony Glasby
	Name:	Anthony Glasby
	Title:	Authorized Signatory

PAYPAL PAYMENTS PTE. HOLDINGS S.C.S.

By:	/s/ Robert Caplehorn
	Name:	Robert Caplehorn
	Title:	Director

[Signature Page to Operating Agreement]

Schedule 1.1

Additional Jurisdictions

1.	Austria.

2.	Belgium.

3.	Bulgaria.

4.	Croatia.

5.	Cyprus.

6.	Czech Republic.

7.	Denmark.

8.	Estonia.

9.	Finland.

10.	Greece.

11.	Hungary.

12.	Ireland.

13.	Latvia.

14.	Lithuania.

15.	Luxembourg.

16.	Malta.

17.	Netherlands.

18.	Norway.

19.	Poland.

20.	Portugal.

21.	Romania.

22.	Slovakia.

23.	Slovenia.

24.	Sweden.

Schedule 1.2

Buyer-Only Jurisdictions

1.	India.

2.	Russia.

Schedule 1.3

eBay Covered Properties

1.	ebay.com.

Schedule 1.4

eBay Excluded Properties

1.	StubHub.

2.	Enterprise.

3.	Magento.

4.	Classifieds.

5.	Shopping.com.

6.	brands4friends.

7.	GittiGidiyor.

8.	Gmarket.

9.	IAC.

10.	Half.com.

11.	eBay Local.

12.	RedLaser.

Schedule 1.5

Excluded Jurisdictions

1.	Argentina.

2.	Belize.

3.	Bolivia.

4.	Brazil.

5.	Chile.

6.	Colombia.

7.	Costa Rica.

8.	Ecuador.

9.	El Salvador.

10.	Guatemala.

11.	Guyana.

12.	Honduras.

13.	Mexico.

14.	Nicaragua.

15.	Panama.

16.	Paraguay.

17.	Peru.

18.	Suriname.

19.	Uruguay.

20.	Venezuela.

Schedule 3.1

Comparability

1.	Jurisdiction (i.e., the country in which the eBay Merchant or non-eBay Merchant is resident according to information given by such person in registering for such Person’s PayPal account).

2.	Size of the eBay Merchant or non-eBay Merchant (measured by PayPal Net TPV).

3.	PayPal Product.

4.	Average selling price.

5.	Such other factors as are mutually agreed by eBay and PayPal.

Schedule 5.1

Data Sharing Addendum

DATA SHARING ADDENDUM

This Data Sharing Addendum (this “Addendum”) is incorporated by this reference as an addendum to the Operating Agreement (“Operating Agreement”) entered into by and between eBay Inc., a Delaware corporation with its principal place of business at 2065 Hamilton Ave, San Jose, California 951255 and its Affiliates, and eBay International AG, a company organized under the laws of Switzerland, on the one hand, (also collectively referred to as “eBay”) and PayPal Holdings, Inc., a Delaware corporation with its principal place of business at 2211 North First Street, San Jose, California 95131, PayPal, Inc., a Delaware corporation, PayPal Pte Ltd., a company organized under the laws of Singapore, and PayPal Payments Pte Holdings, S.C.S., a company organized under the laws of Luxembourg, and their Affiliates, on the other hand (also collectively referred to as “PayPal”), as of the Addendum Effective Time (defined below). eBay and PayPal are each a “Party” to this Agreement.

WHEREAS, as of the date hereof, eBay and PayPal are affiliate companies within the same corporate group. It is intended, however, that, following the Effective Time, and pursuant to the transactions set forth in the Separation and Distribution Agreement, dated as of June 26, 2015, between eBay Inc. and PayPal Holdings, Inc. (also referred to as the “Separation and Distribution Agreement”), the Parties will no longer form part of the same corporate group (“Separation”);

WHEREAS, eBay and PayPal, consistent with applicable Law, share certain data that may include information or data relating to an identified or identifiable person, employee or customer (also referred to in the Operating Agreement as “Personal Information”), and each Party desires to continue, following the Separation, sharing certain data and Personal Information with the other Party for the other Party’s use for certain limited purposes, to the extent such sharing is consistent with applicable Law and is in accordance with the Party’s respective privacy policies;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree to the following terms and conditions, which set forth the rights, duties and obligations of the Parties:

1.	DEFINITIONS

All capitalized terms not defined herein shall have the meaning ascribed to them in the Operating Agreement.

1.1 “Addendum Effective Time” means 12:00:00 a.m. New York City time immediately following the Effective Time.

1.2 “Law” has the meaning set forth in the Separation and Distribution Agreement.

1.3 “Effective Time” has the meaning set forth in the Separation and Distribution Agreement.

2.	EACH PARTY’S RIGHTS AND OBLIGATIONS

2.1 Updated Privacy Policies. Each Party has issued an updated user privacy notice/policy that will be effective at or before Separation that, among other things, explains the ways in which such Party may share its data with the other Party, including sharing with the other Party for the uses permitted under Section 2.2 below (each, an “Updated Privacy Policy”).

2.2 Mutual Grant of Rights.

(a) Use of Data for Customer Service Purposes. Subject to the terms and conditions of this Addendum and any other applicable agreement(s), each Party hereby grants the other Party a restricted, non-exclusive, personal, nontransferable, revocable license and right, during the Term, to access, view and use certain of the granting Party’s data, including Personal Information, to the extent consistent with applicable Law for the purpose of providing Customer Service. “Customer Service” means setting up an account, responding to questions from a customer relating to his/her account or transactions, updating account information, and other similar customer service purposes.

(b) Use of Data for Fraud Prevention Purposes. Subject to the terms and conditions of this Addendum and any other applicable agreement(s), each Party hereby grants the other Party a restricted, non-exclusive, personal, nontransferable, revocable license and right, during the Term, to access, view and use certain of the granting Party’s data, including Personal Information, to the extent consistent with applicable Law for the purpose of Fraud Prevention. “Fraud Prevention” means protecting against or preventing actual or potential fraud, illegal conduct, unauthorized transactions, claims, credit risk, or other liability with respect to the Parties’ platforms and payment ecosystem, including by administering seller standards for specialized seller programs, such as the “Top Seller” program (as may be modified) to protect the Parties’ payment ecosystem and the Parties’ platforms from actual or potential fraud, unauthorized transactions, claims and other liability, and for other similar fraud prevention purposes.

(c) Use of Data for Employment Purposes. Subject to the terms and conditions of this Addendum and any other applicable agreement(s), each Party hereby grants the other Party a restricted, non-exclusive, personal, nontransferable, revocable license and right, during the Term, to access, view and use certain of the granting Party’s data, including Personal Information to the extent consistent with applicable Law for purposes of processing employment related transactions, including, but not limited to, proper processing of payroll, obtaining employment history, hiring and termination of employment, processing of employee benefits and equity compensation, and such other purposes as agreed by the Parties.

(d) Use of Data for Other Purposes. Subject to the terms and conditions of this Addendum and any other applicable agreement(s), each Party hereby grants the other Party a restricted, non-exclusive, personal, nontransferable, revocable license and right, during the Term, to access, view and use certain of the granting Party’s data, including Personal Information to the extent consistent with applicable Law for purposes as agreed by the Parties.

2.3 Restrictions.

(a) Use Limitations & Prohibitions. Without limiting the restrictions set forth in Section 2.2 above, unless the Parties have entered into a separate agreement that expressly permits a specific data use or disclosure or expressly authorizes specific conduct, a Party shall not, without the other Party’s prior express written consent:

(i)	access, use or disclose the other Party’s data, including Personal Information for any purpose not expressly permitted by this Addendum or other applicable agreement, including, without limitation, direct marketing or interest-based advertising, or on behalf of any other person or entity;

(ii)	access, use or disclose the other Party’s data, including Personal Information to the extent that such access, use, or disclosure, is or becomes inconsistent with applicable Law or the order or direction of a government entity;

(iii)	use the other Party’s Personal Information for purposes that would cause it to be deemed a “consumer report” for purposes of Section 603(d) of the Fair Credit Reporting Act (15 U.S.C. § 1681a(d)) or other similar Laws, including, without limitation, to use the other Party’s Personal Information (excluding Personal Information comprised of information solely as to transactions or experiences between the consumer and the person making the report, consistent with Section 603(d)(2)(A)(i) of the Fair Credit Reporting Act (15 U.S.C. § 1681a(d)(2)(A)(i))) to determine an individual’s eligibility for credit, insurance, employment, or any other “permissible purpose” provided in Section 604 of the Fair Credit Reporting Act (15 U.S.C. § 1681b).

(iv)	use the other Party’s Personal Information to take any action within the other Party’s systems, whether or not on behalf of the customer to whom the data relate (including, without limitation, by entering a transaction or expanding or limiting a customer’s ability to transact with the other Party);

(v)	engage in any deceptive, misleading, unfair or otherwise illegal business practices that may reflect unfavorably on the other Party;

(vi)	permit any unauthorized person or entity to have access to the other Party’s data, database, systems or Personal Information; or

(vii)	engage in any activity with respect to the other Party’s database or systems that interferes with, disrupts, damages or accesses in an unauthorized manner the Personal Information or any servers, networks, systems, products or other properties or services of the other Party or of any third party.

(viii)	violate any policies or procedures adopted by the other Party pursuant to Section 2.1 above.

(b) Data Limitations. In connection with accessing the granting Party’s Personal Information for a use permitted under Section 2.2 above, the accessing party shall not access any of the following data relating to the granting Party’s customer:

(i)	any data, record, or file that could be deemed a consumer report or credit score as those terms are defined in Sections 603 and 609 of the Fair Credit Reporting Act (15 U.S.C. §§ 1681a, 1681g) or other similar Laws;

(ii)	any data relating to a specific customer(s) that the granting Party identifies as a customer(s) with respect to which access is not permitted; or

(iii)	other specific data elements identified by the granting Party from time to time. In order to facilitate compliance with these limitations, each Party shall identify those data elements or customers within its customer database that are covered by these limitations via a flag or similar notation and will provide at least ten days’ notice before modifying the list of specific data elements to which this clause applies.

(c) Access Limitations. An accessing Party may not access the granting Party’s data, including Personal Information for a use permitted under Section 2.2 above unless the accessing Party: (i) adopts policies and procedures designed to ensure that the accessing Party accesses only those elements of the granting Party’s data that are needed for the permitted use, and does not access any data identified in Section 2.3(b) above; (ii) adopts policies and procedures designed to ensure that appropriate customer consent is obtained, when required; (iii) trains its relevant employees on such policies and procedures; and (iv) monitors and documents employees’ compliance with such policies and procedures.

2.4 Use of Contractors.

(a) Engagement of Contractors. A Party shall not have its rights or licenses under this Addendum exercised by any third party, except a Party may engage a third-party contractor (“Contractor”) to exercise such Party’s rights under Section 2 on behalf, and solely for the benefit, of such Party, and the Contractor agrees in writing: (i) that the exercise of such rights (including any access to or use of the other Party’s Personal Information) must be for the sole benefit of the Party that engages it, and (ii) to confidentiality and non-disclosure requirements, including, without limitation, restrictions on disclosure and use of, and requirements relating to the safeguarding of, the other Party’s Personal Information, no less strict than those set forth in this Addendum and those required by all applicable Laws, as well as by the engaging Party for its own comparable confidential and proprietary information (a Contractor that satisfies the foregoing requirements, an “Authorized Contractor”).

(b) Responsibility. Notwithstanding Section 2.4(a), (i) the Party that engages an Authorized Contractor will remain fully responsible for any act or omission of any Authorized Contractor where such act or omission, if committed by the engaging Party, would be a breach of any obligation set forth in this Addendum, (ii) the engaging Party will actively monitor and manage all Authorized Contractors for compliance with this Addendum, and (iii) the engaging Party will remain fully responsible for all payment obligations relating to all Authorized Contractors and (iv) the engaging Party will ensure that all Personal Information is returned or destroyed following the instructions given by the Engaging Party and that the Authorized Contractor ceases the processing of such Personal Information upon the termination or expiration of the contract between the Authorized Contractor and the engaging Party.

2.5 Means of Access. The Parties will work together in good faith to create the means by which one Party may access the other Party’s data or Personal Information to satisfy the terms of the Operating Agreement or other applicable agreement(s).

2.6 Historical Data. The Parties understand that the other Party will continue to use and otherwise process Personal Information shared prior to the Separation in a manner and for a purpose in which such Personal Information was used prior to the Separation and in accordance with all applicable privacy notices and policies, applicable Laws, data retention limitations, and any restrictions, obligations, and license limitations set forth in prior agreements between the Parties.

2.7 Cooperation and Servicing. Service levels may be prescribed as agreed by the parties. In the absence of a defined service level or right to remediate within an applicable agreement one Party may request, upon fourteen (14) days of notice, that each Party shall designate an employee to cooperate in good faith with the designated employee of the other Party to facilitate the data sharing contemplated by this Addendum and to address any issues that may arise in connection with it.

3.	AUDIT

3.1 Self Audit. Each Party (the “Audited Party”) shall annually perform a detailed and accurate review of all data uses and retention practices allowed under this Addendum, and other applicable agreement(s), including maintenance of appropriate records and documentation necessary to provide verification to the other Party (the “Auditing Party”) that its use and deletion of accessed data is aligned with the purposes described within this Addendum, and other applicable agreement(s). All such records shall be kept for at least two years or for such longer period as may be required by applicable Law.

Promptly after any request by the Auditing Party, the Audited Party shall provide such information, in such manner as agreed to by the Parties. Each Party shall bear its own costs and expenses in connection with such audit.

3.2 Right to Audit. The Audited Party shall permit the Auditing Party and the Auditing Party’s designated representatives (or their designated third-party auditors), upon reasonable notice to the Audited Party, to audit and inspect, at the Auditing Party’s sole expense, and no more often than once per year (unless otherwise required by the Auditing Party’s regulators or as otherwise agreed): (a) the facilities of the Audited Party and any third-party service providers of the Audited Party previously approved by the Auditing Party where the Auditing Party’s data or Personal Information is received, accessed, stored or maintained by, or on behalf of, the Audited Party; (b) any computerized or paper systems used to access, use or otherwise handle the Auditing Party’s data or Personal Information; and (c) the Audited Party’s security practices and procedures, facilities, resources, plans, procedures and books and records relating to the privacy and security of the Auditing Party’s data or Personal Information, including any records of the Audited Party’s annual Self Audit. Such audit and inspection rights shall be, at a minimum, for the purpose of verifying the Audited Party’s compliance with the Operating Agreement, and other applicable agreement(s).

4.	DATA DELETION

4.1 The accessing Party shall, upon termination of this Addendum, or upon the request of the granting Party, return to the granting Party, all data of the granting party, including Personal Information (together with all copies) in any media in its power, possession or control, and/or securely delete and erase all of the data of the granting party, including Personal Information from the accessing Party’s systems, except to the extent required to be maintained for transactional or regulatory purposes. If such return or deletion is impracticable, the accessing Party will notify the granting Party and will ensure that proper technical, physical, and organizational security controls will continue to be employed with regard to control of any retained data. All data retained by the accessing Party will be maintained only as long as necessary for legitimate business purposes and shall be securely destroyed in accordance with applicable Law, including, but not limited to, applicable data retention regulations.

5.	INTELLECTUAL PROPERTY RIGHTS

5.1 This Addendum shall not be deemed to assign to either Party any Intellectual Property Rights that are owned or held by the other Party and existing at the Addendum Effective Time, or any Intellectual Property Rights that are otherwise created by such Party independently of this Agreement. This Addendum shall not be deemed to grant to either Party any licenses or rights to such other party’s Intellectual Property Rights other than those rights expressly granted in Section 2.2. All rights not expressly granted by a Party are hereby reserved. “Intellectual Property Rights” means all rights of the following types, which may exist or be created under the Laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) any other intellectual proprietary rights; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses (a) through (e) of this definition.

6.	CONFIDENTIALITY

6.1 In performing the obligations under this Agreement, each Party will comply with the provisions regarding the protection of confidential information (including Highly Sensitive Information) set forth in the Operating Agreement.

7.	DATA PROTECTION

7.1 Each Party will establish and maintain documented policies or standards appropriate to govern the handling of data of the granting party, including Personal Information, in compliance with this Addendum and any other applicable agreement(s).

7.2 Each Party shall implement and shall maintain appropriate and sufficient technical, physical, and organizational security measures to protect the data of the granting party, including Personal Information in any form or media, whether electronic, hardcopy or otherwise, against accidental, unauthorized, or unlawful destruction, loss, damage, alteration, disclosure, access, acquisition or other processing, including without limitation with respect to processing that involves the transmission of data over a network, which security measures shall meet or exceed those required or appropriate under applicable Law. Without limiting the generality of the forgoing, each Party agrees to implement a Security Program as follows:

(a)	Scope and Content. Each Party will develop, implement, maintain and enforce a written information privacy and security program (“Security Program”) that (i) complies with an Industry Recognized Framework, (ii) includes administrative, technical and physical safeguards reasonably designed to protect the confidentiality, integrity and availability of Personal Information and (iii) is appropriate to the nature, size and complexity of each Party’s business operations. “Industry Recognized Framework” means a global industry recognized information security management system (“ISMS”), such as ISMS standard ISO/IEC 27001:2005 – Information technology – Security techniques – Information security management systems – Requirements, as published by the International Organization for Standardization and the International Electrotechnical Commission (“ISO 27001”) and the Control Objectives for Information and related Technology best practices framework established by the Information Systems and Control Association and the IT Governance Institute (“COBIT”).

(b)	Security Program Changes. Each Party will provide details of any major changes to its Security Program that may affect the security of any Personal Information. Such details must be communicated in writing to the Security Operations Center of each Party within ten (10) business days prior to the effectiveness of any changes.

(c)	Security Officer. Each Party has and will continue to designate a senior employee to be responsible for overseeing and carrying out its Security Program and for communicating with the other Party on information security matters (the “Security Officer”). Each Party’s Security Officer will provide the other Party with the contact information of one or more representatives who will be available to discuss any security concerns (e.g., discovered vulnerability, exposed risk, reported concern) with such other Party and to communicate the level of risk associated with such concerns and any remediation thereof. A representative for each Party must be available during normal business hours. Any changes to the contact information of a Security Officer or any designated representatives must be communicated to the other Party’s Security Officer.

(d)	Training. Each Party will provide training on its Security Program and any other data privacy and security policies at its own expense, to all of its employees who assist in the performance of services or other activities for eBay under the Addendum and who may have access to Personal Information. Each Party will maintain records documenting the name of each such employee who receives data privacy and security training and the date on which the training was completed and will make such records available for the other Party’s inspection upon request.

(e)	Vulnerability Management. Each Party must run internal and external network vulnerability scans at least quarterly and after any material change in the network configuration (e.g., new system component installations, changes in network topology, firewall rule modifications, or product upgrades). Vulnerabilities identified and rated as high risk by the scanning Party will be remediated within ninety (90) days of discovery.

(d)	For all Internet-facing applications that collect, transmit or display the other Party’s Personal Information, each Party agrees to conduct an application security assessment review to identify common security vulnerabilities as identified by industry-recognized organizations (e.g., OWASP Top 10 Vulnerabilities; CWE/SANS Top 25 vulnerabilities) annually or for all major releases, whichever occurs first. The scope of the security assessment will primarily focus on application security, including, but not limited to, a penetration test of the application, as well as a code review.

7.3 Each Party agrees to comply with all data protection obligations applicable to each Party. Where the Personal Information shall be construed as “Personal Data” under EU Directive 95/46/EC, or any subsequent legislation, the Parties shall act as data controller with respect to their own Personal Information and the Personal Information they access from the other Party. The accessing Party shall access and process the Personal Information of the granting Party solely for the purposes stipulated in this Addendum and any other applicable agreement(s), and in compliance with the obligations set forth in applicable data protection legislation and other applicable Laws. If the granting Party is considered a Data Controller and the accessing Party a Data Processor, Data Processor shall act also in accordance with Data Controller’s written instructions regarding the processing of the Personal Data. Any perceived conflict in obligations under applicable Law or contract shall be escalated to the other Party’s Privacy Officer or other representative as may be designated, with a copy to its General Counsel.

7.4 Each Party represents and warrants that it has fulfilled and will continue to fulfill, in relation to the Personal Information granted to the accessing Party, all formal and substantive obligations under the applicable Law, including, but not limited to, those requiring the notification of a breach of their data systems to the competent authorities and/or the individuals who are the subject of the data, as applicable, the collection of Personal Data in compliance with the duties of informed and adequate consent, the adoption of the technical, physical and organizational measures and the nondisclosure of Personal Data to third parties (except as consistent with applicable data protection legislation and other applicable Law). Any perceived conflict in obligations under Law or contract should be escalated to the other Party’s Privacy Officer, with a copy to its General Counsel.

7.5 If the accessing Party intends to transfer the Personal Data to a Country outside of the European Economic Area, the accessing Party shall maintain a mechanism to legally transfer data as prescribed in Article 26(2) of Directive 95/46/EC by the European Commission, or applicable subsequent legislation. The accessing Party represents and warrants that it shall comply with the Laws of all jurisdictions from which and to which it transfers, or causes to be transferred, Personal Information.

7.6 Each Party will establish a procedure by which individuals can exercise their rights of data access, correction, deletion and blocking of data, consistent with applicable Law. Where the accessing Party is not legally obligated to respond to an individual request(s), the procedure required to be adopted by the accessing Party will include a mechanism to refer the individual to the other Party to allow the individual to make a request concerning his/her Personal Data, if applicable.

7.7 The accessing Party shall notify the granting Party in the most expedient time possible under the circumstances and without unreasonable delay of any accidental, unauthorized, or unlawful destruction, loss, damage, alteration, or disclosure of, access to, acquisition of, or other processing of the granting Party’s data, including Personal Information (“Security Breach”) upon becoming aware or developing a reasonable suspicion of such Security Breach. The accessing Party shall also provide the granting Party with a detailed description of the Security Breach, the type of data that was the subject of the Security Breach and the identity of each affected person (or an identification of the group of potentially affected persons, if individual identities cannot be reasonably known) as soon as such information can be collected or otherwise becomes available, as well as any other information the granting Party may reasonably request relating to the Security Breach. The accessing Party agrees to take action immediately to investigate the Security Breach and to identify, prevent and make reasonable efforts to mitigate the effects of any such Security Breach, with the granting Party’s prior agreement, and to carry out any recovery or other action necessary to remedy the Security Breach, all of which shall be at the accessing Party’s own cost and expense. Except as otherwise required by Law, the accessing Party may not release or publish any filing, communication, notice, press release, or report concerning any Security Breach in respect of the granting Party’s Personal Information without the granting Party’s prior approval. Except as otherwise required by Law, if the granting Party reasonably determines that notification to its customers should occur, the accessing Party must ensure that affected third parties are notified of the Security Breach, at the granting party’s sole discretion, either by notifying such third parties after the granting Party has reviewed and approved the language and method of notice, or by enabling the granting Party to notify such third parties itself. The accessing Party agrees to cover the costs of any such notification, including reimbursing the granting Party for any reasonable costs such as to provide credit monitoring services to affected customers.

8.	WARRANTIES

8.1 Mutual Warranties. Each Party hereby represents and warrants to the other Party that: (a) it has all necessary power and authority to execute and deliver this Addendum and to perform its obligations under this Addendum; (b) the execution and delivery of this Addendum have been duly and validly authorized by all necessary corporate action applicable to such party, and no other corporate action is necessary to authorize such party’s execution and performance of this Addendum; (c) it is not a party to any agreement or understanding with any third party that interferes with or will interfere with its performance of its obligations under this Addendum; and (d) it will comply with all applicable Laws, rules and regulations in its performance of its rights and obligations pursuant to this Addendum, including, without limitation, in connection with its use of the other Party’s Personal Information.

8.2 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS ADDENDUM, AND TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY MAKES, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NONINFRINGEMENT OF THIRD PARTY RIGHTS, OR WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OR TRADE PRACTICE. WITHOUT IN ANY WAY LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY ACKNOWLEDGES THAT THE OTHER PARTY’S PERSONAL INFORMATION, AND THE ACCESS TO SAME, ARE PROVIDED ON AN “AS-IS” BASIS.

9.	TERM AND TERMINATION

The term of this Addendum (the “Addendum Term”) shall commence on the Effective Date and, unless sooner terminated by either Party in accordance with the Operating Agreement, shall continue in full force and effect for the period of the Operating Agreement. Termination of this Addendum shall not affect Sections 2.3, 3, 4, 5, 6 or 7.

10.	GENERAL PROVISIONS

10.1 Relationship of the Parties. Nothing contained in this Addendum shall be deemed or construed as creating a joint venture, partnership, agency, employment or fiduciary relationship between the Parties. Neither Party nor its agents has any authority of any kind to bind the other Party in any respect whatsoever, and the relationship of the Parties is, and at all times shall continue to be, that of independent contractors.

10.2 Entire Agreement. This Addendum, and the Operating Agreement constitute the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, agreements and communications, whether oral or written, between the Parties relating to the subject matter of this hereof.

10.3 Incorporation by Reference. Sections 17.1, 17.2 and 17.4 through 17.8 of the Operating Agreement are incorporated by reference into this Addendum, mutatis mutandis, except that (a) any such provision that conflicts with this Addendum shall not be so incorporated, and (b) each reference to “this Agreement” in the Operating Agreement shall be deemed to refer to this Addendum.

IN WITNESS WHEREOF, the Parties have caused this Addendum to be executed by duly authorized representatives of the Parties as of the Effective Date.

EBAY INC.		PAYPAL HOLDINGS, INC.

BY:		BY:

NAME:	Devin N. Wenig	NAME:	Daniel H. Schulman

TITLE:	President and CEO-Designee, eBay Marketplaces	TITLE:	President and CEO-Designee

EBAY INTERNATIONAL AG		PAYPAL, INC.

BY:		BY:

NAME:	Anthony Glasby	NAME:	Daniel H. Schulman

TITLE:	Authorized Signatory	TITLE:	President

PAYPAL PTD. LTD.

BY:

		NAME:	Anthony Glasby

		TITLE:	Authorized Signatory

PAYPAL PAYMENTS PTE. HOLDINGS SCS.

BY:

		NAME:	Robert Caplehorn

		TITLE:	Director

[Signature Page to Data Sharing Addendum]